Exhibit 2.1

CONNORS BROS. INCOME FUND, as the “Fund”

– and –

CONNORS COMMERCIAL TRUST, as “CCT”

– and –

CONNORS BROS., LIMITED, as “CBL”

– and –

CLOVER LEAF SEAFOODS, L.P., as “CL LP”

– and –

CONNORS CL GP LTD., as “CCLGPL”

– and –

CL GP BUMBLE BEE INC., as “GPBB”

– and –

BBCL HOLDINGS L.P., as “US Purchaser”

– and –

3231021 NOVA SCOTIA COMPANY, as “Canadian Purchaser”

BUSINESS ACQUISITION AGREEMENT

made as of September 25, 2008

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

SCHEDULE A

Form of Guarantee

SCHEDULE 1.1.100

Purchased Shares

SCHEDULE 2.2.3

Post-Closing Transactions

SCHEDULE 2.9

Pre-Closing Transactions

SCHEDULE 7.3.6

Form of Section 1445 Certificate

-iii-

BUSINESS ACQUISITION AGREEMENT

THIS AGREEMENT made as of the 25th day of September, 2008

AMONG:

CONNORS BROS. INCOME FUND,

an open-ended limited purpose trust formed under the laws of Ontario

(hereinafter referred to as the “Fund”)

– and –

CONNORS COMMERCIAL TRUST,

an open-ended limited purpose trust formed under the laws of Ontario

(hereinafter referred to as “CCT”)

– and –

CONNORS BROS., LIMITED,

a corporation incorporated under the laws of New Brunswick

(hereinafter referred to as “CBL”)

– and –

CLOVER LEAF SEAFOODS, L.P.,

a limited partnership formed under the laws of Ontario

(hereinafter referred to as “CL LP”)

– and –

CONNORS CL GP LIMITED,

a corporation incorporated under the laws of Canada

(hereinafter referred to as “CCLGPL”)

– and –

CL GP BUMBLE BEE INC.,

a corporation incorporated under the laws of Canada

(hereinafter referred to as “GPBB”)

– and –

BBCL HOLDINGS L.P.,

a limited partnership formed under the laws of the State of Delaware

(hereinafter referred to as “US Purchaser”)

– and –

3231021 NOVA SCOTIA COMPANY,

an unlimited liability company incorporated under the laws of Nova Scotia

(hereinafter referred to as “Canadian Purchaser”)

WHEREAS the US Purchaser desires to acquire from CBL the SSI Shares and the SV Shares and the Fund Parties desire to effect such transaction on the terms and subject to the conditions contained herein;

AND WHEREAS Canadian Purchaser desires to acquire from CL LP the Newco Shares and the Fund Parties desire to effect such transaction on the terms and subject to the conditions contained herein;

AND WHEREAS Centre Capital Investors V, L.P., as guarantor (the “Guarantor”) has executed a guarantee in the form set forth in Schedule A attached hereto (the “Guarantee”);

AND WHEREAS the Board has determined, after receiving financial and legal advice, that it would be advisable and in the best interests of the Fund and the Unitholders for the Board to support the transactions contemplated by this Agreement, all on the terms and subject to the conditions contained herein;

AND WHEREAS the board of directors of CBL and the shareholder of CBL approved the entering into of this Agreement, all on the terms and subject to the conditions contained herein;

AND WHEREAS the board of directors of CCLGPL, for itself and as general partner on behalf of CL LP, has approved the entering into of this Agreement, all on the terms and subject to the conditions contained herein;

AND WHEREAS the board of directors of GPBB and the shareholder of CBL approved the entering into of this Agreement, all on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

1.1.1 “Acquisition Proposal” means a proposal, offer, public announcement or any other communication, arrangement or other indication of any intention to do any of the foregoing (whether or not in writing and whether or not delivered to the Fund or its Unitholders generally), in any case other than with or from the Purchaser or its affiliates for (i) any business combination, merger, amalgamation, consolidation, combination, arrangement, recapitalization, reorganization, liquidation, dissolution, winding up, security exchange, take-over bid, tender offer or similar transaction involving the Fund and/or any of its Subsidiaries (including a transaction involving material amendments to the Declaration of Trust), (ii) any sale or acquisition of assets of the Fund and/or any of its Subsidiaries representing all or any material portion of the assets of the Fund and its Subsidiaries (or any lease, long-term supply agreement or other arrangement having the same economic effect), (iii) any acquisition, redemption or sale of securities of the Fund or rights or interests therein or thereto or similar transactions that would result in any Person owning or controlling 20% or more of the equity securities (or rights thereto) of the Fund and/or any of its Subsidiaries, or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transaction;

1.1.2 “affiliate” has the meaning attributed to such term in the Ontario Securities Commission Rule 45-501 – Ontario Prospectus and Registration Exemptions;

1.1.3 “Agreement” means this business acquisition agreement including the schedules hereto and the Disclosure Letter, as the same may be supplemented or amended from time to time;

1.1.4 “Analog JV” means a joint venture of which BBF is a 50% owner to which equipment, inventory and contracts relating to the analog meat business shall be transferred on substantially the same terms as previously disclosed to the Purchasers;

1.1.5 “Assumed Liabilities” has the meaning given to such term in Section 2.4;

1.1.6 “Authorizations” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person;

1.1.7 “BBF” means Bumble Bee Foods, LLC, a limited liability company formed under the laws of Delaware;

1.1.8 “Benefit Plans” means all plans, arrangements, agreements, programs, policies, undertakings, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which the Employers are a party to or bound by or in which the Employees participate or under which the Employers have, or will have, any liability or contingent liability or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any Employees or former employees, directors or officers, individuals working on contract with an Employer or other individuals providing services to any of them of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), relating to retirement savings, pensions, supplemental pensions, bonuses, profit sharing, deferred compensation, incentive compensation, equity or unit based compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, fringe benefits, severance or termination pay or other benefit plan but shall not include letters from Employers offering employment (i) to employees who are not Executive Officers, (ii) that do not contain any severance payments or other benefits triggered by a change of control, and (iii) in the case of US Employees, that are terminable at will;

1.1.9 “Board” means the board of trustees of the Fund;

1.1.10 “Books and Records” means all information in any form relating to the business of the Fund or its Subsidiaries, including books of account, financial and accounting information and records, personnel records, Tax records, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices);

1.1.11 “Business Day” means any day other than a Saturday, Sunday, or a statutory or civic holiday observed in the Province of Ontario or the State of New York;

1.1.12 “Canadian GAAP” means the generally accepted accounting principles in Canada;

1.1.13 “Canadian Material Adverse Effect” means any fact, development, circumstance, change, event, occurrence or effect that has or would reasonably be expected to have, individually or in the aggregate, (x) a material and adverse effect on the business, operations, assets, liabilities (including contingent liabilities and Tax liabilities), capitalization, results of operations (financial or otherwise) or financial condition of CL LP and its Subsidiaries, taken as a whole, or (y) prevent CL LP or any of its Subsidiaries from performing their respective material obligations under this Agreement on a timely basis in any material respect, or (z) result in a material impairment on the ability of the Purchasers and their Subsidiaries to continue operating the business of CL LP and its Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that any fact, development, circumstance, change, event, occurrence or effect relating to:

(i)	the Canadian economy, general political conditions or securities markets in general, but only to the extent that such changes or effects do not have a materially disproportionate effect on CL LP and its Subsidiaries, taken as a whole, as compared to other comparable Persons who operate in the industry in which CL LP and its Subsidiaries operate;

(ii)	changes affecting generally the industries in which CL LP and its Subsidiaries conduct business, but only to the extent that such changes or effects do not have a materially disproportionate impact on CL LP and its Subsidiaries, taken as a whole, as compared to other comparable Persons who operate in such industry;

(iii)	changes in Canadian GAAP, but only to the extent that such changes or effects do not have a materially disproportionate impact on CL LP and its Subsidiaries, taken as a whole, as compared to other comparable Persons who operate in the industry in which CL LP and its Subsidiaries operate;

(iv)	any natural disaster or acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, but only to the extent that such acts do not have a materially disproportionate effect on CL LP and its Subsidiaries, taken as a whole, as compared to other comparable Persons who operate in the industry in which CL LP and its Subsidiaries operate; or

(v)	any change in the market price of the Units of the Fund that is attributable primarily to any change, event, occurrence or effect excluded from the definition of Canadian Material Adverse Effect under clause (i), (ii), (iii) or (iv) it being understood than any fact, development, circumstance, change, event, occurrence or effect giving rise or contributing to such change in the market price of the Units of the Funds that is not otherwise excluded from the definition of “Canadian Material Adverse Effect” may constitute, or be taken into account in determining whether there has been, is or would be a Canadian Material Adverse Effect;

shall be deemed not to constitute a “Canadian Material Adverse Effect” and shall not be considered in determining whether a “Canadian Material Adverse Effect” has occurred and notwithstanding anything else in this Section, any fact, development, circumstance, change, event, occurrence or effect relating to the occurrence of the events set forth in Section 7.3.8 shall be deemed not to constitute a “Canadian Material Adverse Effect” and shall not be considered in determining whether a “Canadian Material Adverse Effect” has occurred;

1.1.14 “Canadian Purchaser” means 3231021 Nova Scotia Company, an unlimited liability company formed under the laws of Nova Scotia, which is a wholly-owned indirect Subsidiary of US Purchaser;

1.1.15 “Castleberry Note” means the issued and outstanding 13.0% note due January 14, 2015 issued by Castleberry’s Food Company (as successor) and held by CBL;

1.1.16 “CBL” means Connors Bros., Limited, a corporation incorporated under the laws of New Brunswick;

1.1.17 “CBL Note” has the meaning given to such term in Schedule 2.9.

1.1.18 “CBL 6% Notes” means the issued and outstanding 6% unsecured promissory notes due December 30, 2010 issued by CBL to the Fund;

1.1.19 “CBL 6% Series 2 Notes” means the issued and outstanding 6.0% Series 2 subordinated notes due November 8, 2011 issued by CBL to the Fund pursuant to the Amended and Restated Note Indenture between CBL and Computershare Trust Company of Canada dated May 13, 2008;

1.1.20 “CBL Debt” means the interest free amount of $18,146,919 owed by CBL to the Fund;

1.1.21 “CCLGPL” means Connors CL GP Ltd., a corporation incorporated under the laws of Ontario;

1.1.22 “CCT” means Connors Commercial Trust, an unincorporated investment trust established under the laws of Ontario;

1.1.23 “CCT 4.5% Notes” means the issued and outstanding 4.5% subordinated notes issued by CCT to the Fund pursuant to the Note Indenture between CCT and Computershare Trust Company of Canada dated April 30, 2004;

1.1.24 “CCT Declaration of Trust” means the declaration of trust dated March 2, 2004 establishing CCT, amended and restated on March 22, 2004 and February 11, 2008;

1.1.25 “Cdn Leases” shall have the meaning ascribed thereto in Section 3.1.25.4 of this Agreement;

1.1.26 “Chicken Co-Pack Agreement” means a co-pack agreement to be entered into by BBF with a supplier for the production of its chunk chicken and poultry & dumplings requirements and which shall also include the sale of certain chicken-related equipment to the supplier, all on substantially the same terms as previously disclosed to the Purchasers;

1.1.27 “Circular” means the notice of meeting and management proxy circular of the Fund to be prepared and sent to the Unitholders in connection with the Fund Meeting;

1.1.28 “CL LP” means Clover Leaf Seafoods, L.P., a limited partnership established under the laws of Ontario;

1.1.29 “Closing” means the completion of the Transaction;

1.1.30 “Closing Date” means the date upon, and time at which, the Closing occurs pursuant to Section 8.1;

1.1.31 “Code” means the U.S. Internal Revenue Code of 1986, as amended;

1.1.32 “Collective Agreements” means any Contracts, collective agreements and related documents including letters of understanding, letters of intent and other written communications with bargaining agents, trade unions, council of trade unions or employee associations by which an Employer is bound or which impose any obligations upon an Employer or set out the understanding of the parties with respect to the meaning of any provisions of such collective agreements;

1.1.33 “Commercially Reasonable Efforts” shall mean the use of efforts that are commercially reasonable in the circumstances including the engagement of outside advisors and payment of their reasonable fees and expenses but shall not otherwise require the expenditure of any money (other than nominal amounts), commencement of any litigation or paying or granting of any other form of compensation to any Person;

1.1.34 “Company IPR” means all Intellectual Property Rights owned, in whole or part, by the Fund or its Subsidiaries;

1.1.35 “Company IPR Agreements” has the meaning given to such term in Section 1.1.84;

1.1.36 “Confidentiality Agreement” means the confidentiality agreement dated July 18, 2008 among the Fund and Centre Partners Management LLC;

1.1.37 “Contract” means any agreement, indenture, contract, licence, franchise, lease, sublease, deed of trust, option, undertaking, understanding, engagement, commitment or other legally enforceable obligation;

1.1.38 “Contribution” means the steps described in (g) and (h) of Schedule 2.9;

1.1.39 “Credit Facilities” means the credit facilities entered into by BBF and CL LP with Bank of America N.A. (as agents for the lenders) as amended and restated as of September 27, 2007;

1.1.40 “Credit Facility Debt” means the amount required to repay the Credit Facilities in full at the time of Closing plus any costs, fees and penalties payable by the borrowers in respect thereof as at the time of Closing;

1.1.41 “CSA” means the Canadian Securities Administrators;

1.1.42 “Debt Financing” shall have the meaning ascribed thereto in Section 3.2.7 of this Agreement;

1.1.43 “Debt Financing Commitment Letters” shall have the meaning ascribed thereto in Section 3.2.7 of this Agreement;

1.1.44 “Declaration of Trust” means the declaration of trust of the Fund dated September 24, 2001, amended and restated on October 25, 2001, April 30, 2004, September 30, 2004, January 13, 2005 and May 18, 2005;

1.1.45 “Disclosure Letter” means the letter of the Fund Parties dated the date of this Agreement and delivered by the Fund to the Purchasers concurrently herewith;

1.1.46 “Employees” means those individuals employed or retained by any Employer on a full-time, part-time or temporary basis;

1.1.47 “Employer” means the Fund and each of its Subsidiaries which has Employees;

1.1.48 “Employment Contracts” means any Contracts, other than Benefit Plans, whether oral or written, with an Executive Officer of any Employer;

1.1.49 “Environment” means any body of water (including any surface water, groundwater and wetlands), land surface, subsurface strata, sediment, plant or animal life (including human life), natural resources, air (including ambient and indoor air), soil, wildlife, aquatic species and vegetation;

1.1.50 “Environmental Laws” means all applicable multinational, federal, provincial, state, local, municipal and foreign statutes, laws, ordinances, decrees, rules, directives, certificates, orders, injunctions, grants, regulations and other requirements of any Governmental Entity imposing liability or standards of conduct for or relating to (a) the Environment, including any pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; (b) occupational health and safety and the exposure of employees to any Hazardous Material; (c) any Release or threatened Release of any Hazardous Material, including any investigation, monitoring, cleanup, removal, treatment, or any other action to address such Release or threatened Release; and (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, distribution, registration, import or export, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Material;

1.1.51 “Environmental Liabilities” means, with respect to any Person, all liabilities (including liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties), obligations, responsibilities, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, order, investigation, complaint, written or oral notice, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any matter, obligation or liability arising under, pursuant to or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property, including at the Leased Properties or pursuant to a lease, sublease or other agreement;

1.1.52 “Environmental Permits” means all permits, licences, authorizations, certificates, exemptions, notifications, approvals or registrations required by or from any Governmental Entity under any Environmental Laws;

1.1.53 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

1.1.54 “ERISA Affiliate” means any trade or business, whether or not incorporated, all of which together with the Parent would be deemed to be a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code;

1.1.55 “Excess Distribution Amount” means the amount of any distribution declared on a Unit in excess of the Monthly Distribution from the date hereof to and including the Closing Date, if any;

1.1.56 “Executive Officer” means any officer of the Fund or a Subsidiary of the Fund at the level of senior vice-president or higher;

1.1.57 “Expenses” means all reasonable and documented out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, financing services, experts and consultants to the party being reimbursed and its affiliates) incurred by the party being reimbursed or on its behalf for the authorization, negotiation, execution and performance of this Agreement and the other transactions contemplated hereby and all other matters related to the closing of the Transaction;

1.1.58 “Fairness Opinion” shall have the meaning ascribed thereto in Section 3.1.22 of this Agreement;

1.1.59 “Filed CSA Documents” means any documents filed with the CSA that are disclosed under the Fund’s name on the SEDAR website;

1.1.60 “Fund Party” means any of the Fund, CCT, CBL, CL LP, CCLGPL and GPBB and “Fund Parties” means all of them;

1.1.61 “Fund Financial Advisor” means Genuity Capital Markets;

1.1.62 “Fund Meeting” means the special meeting of the Unitholders as called pursuant to the Circular (including any adjournments or postponements thereof) held in accordance with the Declaration of Trust to consider and request the approval of the Transaction;

1.1.63 “Fund Termination” means the termination of the Fund pursuant to the Transaction Resolutions;

1.1.64 “Fundamental Representation” means the representations of the Fund Parties set forth in Sections 3.1.9, 3.1.10.2, 3.1.11.2, 3.1.12.2 and 3.1.13.2;

1.1.65 “Go-Shop Period” shall have the meaning ascribed thereto in Section 6.1.2 of this Agreement;

1.1.66 “Go-Shop Termination Fee” shall have the meaning ascribed thereto in Section 10.2.1;

1.1.67 “Governmental Entity” means any (i) multinational, national, federal, provincial, territorial, state, regional, municipal, local or other governmental or public department, central bank, court, arbitral body, commission, commissioner, tribunal, board, bureau, agency, instrumentality, or stock exchange, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any self-regulatory agency or organization exercising any regulatory, expropriation or taxing authority, including the TSX;

1.1.68 “Guarantee” shall have the meaning ascribed thereto in the recitals of this Agreement;

1.1.69 “Hazardous Material” means any substance, material or waste which is regulated by or defined under any Environmental Laws, including any material or substance which is defined as a “hazardous material”, “hazardous substance”, “dangerous good”, “pollutant”, “contaminant”, “hazardous constituent”, “toxic substance” or other similar term or phrase under any Environmental Laws, or petroleum or any fraction or by-product thereof, asbestos, substances used for dry-cleaning and the waste and breakdown products thereof, polychlorinated biphenyls (PCBs), or any radioactive substance;

1.1.70 “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

1.1.71 “including”, “includes” or similar expressions are not intended to be limiting and are deemed to be followed by the expression “without limitation”;

1.1.72 “Indebtedness” means the aggregate amount of the principal of, premium, if any, accrued and unpaid interest on and prepayment penalties, make wholes, brokerages and other costs and expenses payable with respect to (i) indebtedness or obligations for borrowed money, (ii) indebtedness and obligations evidenced by bonds, debentures, notes or similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or assets, including all seller notes and “earn-out” payments in connection with mergers and acquisitions of any property, services or assets (including securities), other than accounts payable or any other indebtedness to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials or services, (iii) indebtedness and obligations for capitalized lease obligations, (iv) obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (v) obligations under exchange rate contracts, interest rate protection agreements or other hedging or derivative arrangements, (vi) guarantees of or other assurances of payment with respect to any obligations described in clauses (i) through (v) of another Person, and (vii) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with, or as a result of any prepayment or early satisfaction of, any obligation described in clauses (i) through (vi) above;

1.1.73 “Indemnified Persons” shall have the meaning ascribed thereto in Section 2.4 of this Agreement;

1.1.74 “Intellectual Property Rights” means any and all intellectual property rights including all domestic and foreign intellectual property, whether registered or unregistered, including: (i) patents, applications for patents and reissues, divisions, continuations, renewals, re-examinations, extensions and continuations-in-part of patents or patent applications, including counterparts claiming priority therefrom (collectively, “Patents”); (ii) inventions (whether patentable or not), improvements, discoveries and trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists; (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration (collectively, “Copyrights”); (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, service marks, certification marks, service names, brands, business names, corporate names, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing (collectively, “Trademarks”); (vii) computer software and programs (both source code and object code form) (“Software”); and (viii) domain names, website names and world wide web addresses; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction;

1.1.75 “Investment Canada Act” means the Investment Canada Act (Canada), as amended;

1.1.76 “Investment Canada Approval” means that the responsible Minister under the Investment Canada Act shall have, or, in accordance with the said Act, shall be deemed to have, declared the Transaction contemplated by this Agreement to likely be of net benefit to Canada and in either case, has sent a notice to that effect to the Purchaser or its representative;

1.1.77 “ITA” means the Income Tax Act (Canada), as amended;

1.1.78 “July 2007 product recall” means the recall in July 2007 of all products produced on a certain line in BBF’s factory in Augusta, GA.

1.1.79 “Law” means all laws (whether foreign or domestic), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Entity or self-regulatory authority, and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such laws as are applicable to such party or its business, undertakings, property or securities and emanate from a person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

1.1.80 “Leased Properties” means, collectively, all real property which the Fund or any of its Subsidiaries has a right to occupy and/or use pursuant to a lease, sublease, offer to lease, offer to sublease, license or other occupancy agreement;

1.1.81 “Liens” means any hypothec, mortgage, trust, lien, charge, pledge, security interest, restriction, claim, easement, encroachment, leasehold estate, defect, encumbrance, right to use or acquire, ownership interest, action, right of first refusal, demand or other encumbrance of any nature whatsoever and adverse claims and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

1.1.82 “LTIP” means the amended and restated 2006 long-term incentive plan of BBF and CL LP dated as of March 22, 2007;

1.1.83 “Material Adverse Effect” means any fact, development, circumstance, change, event, occurrence or effect that has or would reasonably be expected to have, individually or in the aggregate, (x) a material and adverse effect on the business, operations, assets, liabilities (including contingent liabilities and Tax liabilities), capitalization, results of operations (financial or otherwise) or financial condition of the Fund and its Subsidiaries, taken as a whole, or (y) prevent the Fund or any of its Subsidiaries from performing their respective material obligations under this Agreement on a timely basis in any material respect, or (z) other than the Meats Business Sale, Analog JV and Chicken Co-Pack Agreement, result in a material impairment on the ability of the Purchasers and their Subsidiaries to continue operating the business of BBF and CL LP and their Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that any fact, development, circumstance, change, event, occurrence or effect relating to:

(i)	the Canadian or U.S. economy, general political conditions or securities markets in general, but only to the extent that such changes or effects do not have a materially disproportionate effect on the Fund and its Subsidiaries, taken as a whole, as compared to other comparable Persons who operate in the industry in which BBF and CL LP and their Subsidiaries operate;

(ii)	the public announcement of this Agreement and the Transaction or the performance of the obligations of the Fund Parties hereunder;

(iii)	changes affecting generally the industries in which BBF and CL LP and their Subsidiaries conduct business, but only to the extent that such changes or effects do not have a materially disproportionate impact on the Fund and its Subsidiaries, taken as a whole, as compared to other comparable Persons who operate in such industry;

(iv)	changes in Canadian GAAP or generally accepted accounting principles in the United States, but only to the extent that such changes or effects do not have a materially disproportionate impact on the Fund and its Subsidiaries, taken as a whole, as compared to other comparable Persons who operate in the industry in which BBF and CL LP and their Subsidiaries operate;

(v)	any natural disaster or acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, but only to the extent that such acts do not have a materially disproportionate effect on the Fund and its Subsidiaries, taken as a whole, as compared to other comparable Persons who operate in the industry in which BBF and CL LP and their Subsidiaries operate; or

(vi)	any change in the market price of the Units of the Fund that is attributable primarily to any fact, development, circumstance, change, event, occurrence or effect excluded from the definition of Material Adverse Effect under clause (i), (ii),(iii), (iv) or (v) it being understood than any fact, development, circumstance, change, event, occurrence or effect giving rise or contributing to such change in the market price of the Units of the Funds that is not otherwise excluded from the definition of “Material Adverse Effect” may constitute, or be taken into account in determining whether there has been, is or would be a Material Adverse Effect;

shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred and notwithstanding anything else in this Section, any fact, development, circumstance, change, event, occurrence or effect relating to the occurrence of the events set forth in Section 7.3.8 shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred;

1.1.84 “Material Contract” means each Contract to which the Fund or any of its Subsidiaries is a party:

(i)	that has a term equal to or in excess of three years from the date hereof and that involve or could involve expenditures by or payments to the Fund or any of its Subsidiaries aggregating in excess of USD$250,000 per year, or USD$500,000 in the aggregate, in each case by its terms;

(ii)	whose early termination would have a Material Adverse Effect;

(iii)	creating a partnership, limited liability company or joint venture;

(iv)	involving the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, operating unit or product line thereof;

(v)	(x) creating, incurring, assuming or guaranteeing any indebtedness for money or (y) granting a Lien on any of the assets of the Fund or any of its Subsidiaries, whether tangible or intangible, to secure such indebtedness;

(vi)	which is required to be filed with any CSA or the TSX;

(vii)	relating to the licensing or use of any Patents, Trademarks, Software or Company IPR, and other material Intellectual Property Rights, and, with respect to Contracts for Software, involving expenditures by or payments to the Fund or any of its Subsidiaries aggregating in excess of USD$250,000 per year, or USD$500,000 in the aggregate, excluding Off-the-Shelf Software, or non-exclusive licenses related to co-pack agreements entered into in the ordinary course of business (“Company IPR Agreements”);

(viii)	real property leases or licences relating to the Leased Properties;

(ix)	granting any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, other than Contracts with brokers entered into in the ordinary course where such rights do not apply to any affiliates of the Fund or such Subsidiaries as is a party to such Contract;

(x)	that includes any non-competition, standstill or exclusivity provisions which could restrict in any way the business or activities of the Fund or its Subsidiaries;

(xi)	that the Fund or any of its Subsidiaries has entered into since September 15, 2005 with any third party that includes a non-solicitation provision that would reasonably be expected to, upon closing of the Transaction, bind any affiliate of either Purchaser;

(xii)	pursuant to which the Fund or any of its Subsidiaries provides an indemnification to any other Person, other than contracts with suppliers, service providers, distributors, brokers and customers entered into in the ordinary course of business;

(xiii)	that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement;

(xiv)	settling any material claim within the past three years involving monetary amounts paid by the Fund or its Subsidiaries that are in excess of USD$160,000 or that impose material restrictions or obligations (other than with respect to confidentiality) on the Fund or its Subsidiaries; or

(xv)	that is an agreement with any Executive Officer;

1.1.85 “Meats Business Sale” shall mean the sale of certain of BBF’s assets (including trademarks, goodwill, equipment, real property, inventory, etc.) relating to all or part of the meats business currently conducted at its factory in Augusta, GA pursuant to the Asset Purchase Agreement dated as of September 16, 2008 between Bumble Bee foods, LLC and Aunt Kitty’s Foods, Inc., as amended by the First Amendment thereto dated as of September 18, 2008, which includes shelf stable and frozen products such as chili, hot dog chili, stew, corned beef hash and tamales, but shall exclude (i) poultry products such as chicken broth, chicken & dumplings, chunk chicken, (ii) Vienna sausages, and (iii) potted meat;

1.1.86 “Misrepresentation” has the meaning ascribed thereto in the Securities Act;

1.1.87 “Monthly Distribution” means regular monthly distributions to Unitholders of $0.0667 per Unit declared in the ordinary course to Unitholders of record as of the last business day of each month or the last business day preceding the Closing Date if the Closing Date occurs after the date of a declaration and before the last business day of that month, and paid no later than the 30th day of the following month;

1.1.88 “Newco” means an unlimited liability company formed under the laws of Nova Scotia which, at Closing, shall own all of the assets of CL LP and CCLGPL other than CCLGPL’s general partnership interest in CL LP;

1.1.89 “Newco Shares” shall have the meaning ascribed thereto in Schedule 1.1.100 hereto;

1.1.90 “Notice Period” shall have the meaning ascribed thereto in Section 6.4(vi) of this Agreement;

1.1.91 “Off-the-Shelf Software” means commercially available software used by the Fund or any of its Subsidiaries and that is subject to a shrink-wrap, click-wrap or similar license;

1.1.92 “Open Years” shall have the meaning ascribed thereto in Section 3.1.29.11 of this Agreement;

1.1.93 “Outside Date” means December 31, 2008, subject to Section 6.5.1(i);

1.1.94 “Pension Plan” shall have the meaning ascribed thereto in Section 3.1.28.16 of this Agreement;

1.1.95 “Permitted Encumbrances” means:

(i)	the reservations, limitations, provisos and conditions expressed in the original grant from the Crown and any statutory exceptions to title (provided the same have been complied with) and provided that the same do not have a Material Adverse Effect;

(ii)	easements, servitudes, encroachments, party wall agreements, rights of way, restrictive covenants and other rights, documents and agreements which do not have a Material Adverse Effect;

(iii)	statutory Liens for taxes, assessments or governmental charges or levies not yet due or if due, the validity of which is being contested in good faith by the Fund or any of its Subsidiaries, provided that the Fund or its Subsidiaries, as the case may be, has provided security in the form of a security interest in assets which is sufficient to prevent any contested Lien, being enforced against the Fund or its Subsidiaries, as the case may be;

(iv)	undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority or other Person which have not at the time been filed or registered against the title to the asset or served upon the Fund or its Subsidiaries, as the case may be, or which relate to obligations not due or delinquent;

(v)	title defects, irregularities or other encumbrances which do not have a Material Adverse Effect;

(vi)	subdivision, site–plan, development or other municipal agreements provided such are complied with and which do not have a Material Adverse Effect;

(vii)	assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease for the Leased Properties, and Liens or rights reserved in any lease for the Leased Properties for rent or for compliance with the terms of such lease;

(viii)	security given in the ordinary course of business to any public utility or Governmental Authority, other than security for borrowed money;

(ix)	unregistered purchase money security interests arising under contracts for the supply of goods and materials entered into in the ordinary course of business which secure the unpaid balance of the purchase price for goods and/or materials purchased thereunder which are due and payable (and have been outstanding) for not more than 30 days after delivery of the invoice therefor; and

(x)	the Liens described in the Disclosure Letter;

1.1.96 “Permitted US Real Property Encumbrances” means (a) mechanics’ materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business that are for amounts that are not due and payable, (b) easements, rights-of-way, restrictions, encroachments, other defects, irregularities or imperfections of title, charges and encumbrances of record not interfering materially with the ordinary conduct of the business at that location, (c) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with Canadian GAAP (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security regulations and (e) the Liens described in the Disclosure Letter.

1.1.97 “Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

1.1.98 “Pre-Closing Transactions” shall have the meaning ascribed thereto in Section 2.9 of this Agreement;

1.1.99 “Purchase Price” shall have the meaning ascribed thereto in Section 2.2 of this Agreement;

1.1.100 “Purchased Shares” shall mean collectively, the SSI Shares, the SV Shares and the Newco Shares;

1.1.101 “Purchaser” means either Canadian Purchaser or US Purchaser and “Purchasers” means both of them;

1.1.102 “Purchaser Affiliate” means: (a) any direct or indirect holder of the capital stock or other equity interests in a Purchaser (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, manager, employee, representative, agent or direct or indirect holder of the capital stock or other equity interests (whether limited or general partners, members, stockholders or otherwise) of (i) Purchaser or (ii) any Person who directly or indirectly controls a Purchaser;

1.1.103 “Purchaser’s Counsel” means Goodmans LLP, Dechert LLP or such other counsel as may be designated by the Purchaser;

1.1.104 “Real Property” shall have the meaning set forth in Section 3.1.25;

1.1.105 “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal or dumping or leaching of Hazardous Material in the indoor or outdoor environment;

1.1.106 “Required Consents” means all consents, waivers, approvals or authorizations of, licenses, permits, or declarations, filings or notices to, or other approvals, other than Required Regulatory Approvals, in connection with the execution, delivery or performance of this Agreement by the Fund Parties, the consummation of the Transaction and the Fund Termination, all of which are set forth in Section 3.1.7 of the Disclosure Letter;

1.1.107 “Required Regulatory Approvals” means all consents, waivers, approvals or authorizations of, licences, permits, or declarations, filings or notices to, or other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) from any Governmental Entity, required in connection with the execution, delivery or performance of this Agreement by the Fund Parties for the consummation of the Transaction and the Fund Termination all of which are set forth in Section 3.1.5 of the Disclosure Letter;

1.1.108 “Reverse Break Fee” shall have the meaning ascribed thereto in Section 10.3.2 of this Agreement;

1.1.109 “Reverse Expense Fee” shall have the meaning ascribed thereto in Section 10.3.1 of this Agreement;

1.1.110 “Securities Act” means the Securities Act (Ontario), as now in effect and as it may be amended from time to time prior to the Closing Date;

1.1.111 “SIFT Trust Provision” shall have the meaning ascribed thereto in Section 3.1.29.16 of this Agreement;

1.1.112 “SSI” means Stinson Seafoods (2001), Inc., a corporation formed under the laws of Delaware;

1.1.113 “SSI Note” means the issued and outstanding 13.25% note due November 8, 2011 issued by SSI and held by CBL;

1.1.114 “SSI Shares” shall have the meaning ascribed thereto in Schedule 1.1.100 hereto;

1.1.115 “Subsequent Notice Period” shall have the meaning ascribed thereto in Section 6.5.1(i) of this Agreement;

1.1.116 “Subsidiary” has the meaning given such term in Ontario Securities Commission Rule 45-501 – Ontario Prospectus and Registration Exemptions;

1.1.117 “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (other than the Purchasers and their affiliates) to purchase or otherwise acquire, directly or indirectly, 100% of the Units or assets of the Fund and its Subsidiaries that did not result from a breach of Article 6 in respect of which:

1.1.117.1 the Board has determined in good faith, after consultation with its financial advisors and outside legal advisors, would reasonably be expected to, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Unitholders from a financial point of view than the Transaction;

1.1.117.2 the Board has determined in good faith, after consultation with its outside legal advisors, that the failure to recommend such proposal to Unitholders would be inconsistent with its fiduciary duties;

1.1.117.3 is not subject to any financing condition other than a condition which is to the same effect as that in Section 7.3.8;

1.1.117.4 is not subject to any due diligence condition; and

1.1.117.5 is reasonably capable of completion without undue delay taking into account all legal, financial, financing, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal.

1.1.118 “SV Shareholders Agreement” means the Shareholders Agreement dated as of November 17, 2006, among CBL and the other shareholders of Sea Value Company Limited;

1.1.119 “SV Shares” shall have the meaning ascribed thereto in Schedule 1.1.100 hereto;

1.1.120 “Tax” means (i) any federal, state, provincial, municipal, local, or foreign income, gross receipts, licence, payroll, employment, health, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, union contribution, disability, real property, personal property, sales, use, goods and services, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not or (ii) any liability in respect of Taxes described in clause (i) above that is payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise. The definition of “Tax” includes any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

1.1.121 “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to or filed with a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof;

1.1.122 “Termination Fee” shall have the meaning ascribed thereto in Section 10.2.1 of this Agreement;

1.1.123 “Termination Fee Event” shall have the meaning ascribed thereto in Section 10.1 of this Agreement;

1.1.124 “Transaction” means the purchase of the Purchased Shares contemplated herein;

1.1.125 “Transaction Resolutions” means a Special Resolution (as defined in the Declaration of Trust) of the disinterested holders of securities entitled to vote in respect of the Transaction, approving the sale of all or substantially all of the assets of the Fund and its Subsidiaries in connection with the Transaction, the subsequent distribution on, and redemption of, the Units, any amendments required to the Declaration of Trust, and matters related to the winding-up of the Fund, as set forth in the Circular;

1.1.126 “Trusteeco” means a company formed under the laws of Ontario which, if requested by the Fund prior to Closing, shall become the sole Trustee of the Fund and CCT as described in Schedule 2.2.3;

1.1.127 “TSX” means the Toronto Stock Exchange;

1.1.128 “United States Real Property” shall have the meaning ascribed thereto in Section 3.1.25 to this Agreement;

1.1.129 “Unitholders” means the holders of Units;

1.1.130 “Units” means the ordinary trust units of the Fund;

1.1.131 “U.S. Leases” shall have the meaning ascribed thereto in Section 3.1.24.4 of this Agreement; and

1.1.132 “US Purchaser” means BBCL Holdings L.P., a limited partnership formed under the laws of Delaware.

1.2 Currency

All sums of money referred to in this Agreement shall mean Canadian funds unless otherwise specified herein.

1.3 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Fund, it shall be deemed to refer to the actual knowledge, after reasonable enquiry, of: Christopher Lischewski, J. Douglas Hines, Kent McNeil, Jill Irvin and Ronald Schindler.

1.4 Bring Down of Representations and Warranties

With respect to Sections 7.3.4 and 9.4.3, immediately prior to Closing the representations and warranties of the Fund Parties shall be modified to account for and give effect to the matters in Schedule 2.9 if such matters have occurred.

1.5 Entire Agreement

This Agreement, the agreements and other documents herein referred to and the Confidentiality Agreement, which shall remain in full force and effect (but for greater certainty, not including the exclusivity agreement between the Fund and Centre Partners Management LLC dated July 18, 2008 as amended September 17, 2008) constitute the entire agreement between the parties hereto pertaining to the terms of the Transaction and ancillary arrangements and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Transaction and such ancillary arrangements. For greater certainty, the Purchasers acknowledge that the Confidentiality Agreement shall survive the termination of this Agreement in accordance with its respective terms but shall not survive Closing.

No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneously with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, trustees, officers, employees or agents, to any other party to this Agreement or its directors, trustees, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement (or any amendment or supplement hereto), and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for conveniences of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an article, section, subsection, paragraph, or Schedule by number or letter or both refer to the article, sections, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.7 Date For Any Action

If the date on which any action is required to be taken hereunder by a party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.8 Disclosure Letter

Contemporaneously with the execution and delivery of this Agreement, the Fund is delivering to the Purchasers the Disclosure Letter required to be delivered pursuant to this Agreement in order to qualify certain representations, warranties and covenants of the Fund Parties contained in this Agreement in the manner described in the following sentence. The Disclosure Letter is arranged in parts corresponding to the numbered and lettered sections and paragraphs in this Agreement, however, for greater clarity, all disclosures in the Disclosure Letter will modify each of the representations and warranties of the Fund Parties contained in this Agreement provided that the relevance of such particular disclosure is readily apparent in respect of the applicable representation or warranty, whether or not the disclosure references a particular representation or warranty.

1.9 Schedules

The following Schedules are annexed to, are incorporated by reference in, and form a part of this Agreement:

Schedule A	–	Form of Guarantee
Schedule 1.1.100	–	Purchased Shares
Schedule 2.2.3	–	Post-Closing Transactions
Schedule 2.9	–	Pre-Closing Transactions
Schedule 7.3.6	–	Form of Section 1445 Certificate

ARTICLE 2

TRANSACTION

2.1 Purchase and Sale

2.1.1 Subject to the terms and conditions of this Agreement, on the Closing Date, CBL agrees to sell, assign and transfer to the US Purchaser, and the US Purchaser agrees to purchase from CBL, all of CBL’s right, title and interest (legal and beneficial) in and to the SSI Shares and, subject to Schedule 2.9, the SV Shares.

2.1.2 Subject to the terms and conditions of this Agreement, on the Closing Date (and after the steps in Schedule 2.9 have occurred), CL LP agrees to sell, assign and transfer to the Canadian Purchaser, and the Canadian Purchaser agrees to purchase from CL LP all of CL LP’s right, title and interest (legal and beneficial) in and to the Newco Shares.

The Purchasers acknowledge that certain of the assets intended to be transferred to Newco in accordance with the Contribution may include assets the assignment or attempted assignment of which would constitute a breach thereof, or which would constitute a breach thereof without the consent of a third party where such consent has not been obtained, or in respect of which the remedies for the enforcement thereof available to CL LP or CCLGPL, as applicable, would not pass to Newco or which would contravene applicable law. To the extent permitted by applicable law, if any of such assets are not assignable by the terms thereof, or where consents to the assignment thereof (except for the Required Consents which are required to be obtained or received in accordance with this Agreement) have not been obtained prior to the Closing Date (following the Commercially Reasonable Efforts of the Fund Parties and the Purchasers, or upon the mutual agreement of the Fund Parties and the Purchasers), such assets shall be held by CL LP or CCLGPL, as applicable, in trust for the Purchasers and the benefits and obligations existing in respect of such assets shall be for the account of the Purchasers. Each Fund Party, as the case may be, shall take or cause to be taken such action in its name or otherwise as the Purchasers may reasonably require so as to provide the Purchasers with the benefits thereof and to effect collection of money to become due and payable under any such assets and the Fund shall promptly pay over to the Purchasers all money received by it in respect of such assets.

Notwithstanding the foregoing provisions of this Section 2.1, the parties acknowledge and agree that:

2.1.3 the Fund Parties are not selling, and the Purchased Shares shall not include, the Purchase Price and the rights of the Fund Parties under this Agreement; and

2.1.4 Newco shall elect pursuant to and in accordance with subsection 256(9) of the ITA such that the acquisition of control of Newco by the Canadian Purchaser shall be deemed to occur at the time of Closing and not at the commencement of the Closing Date for the purposes of the ITA.

2.2 Purchase Price

2.2.1 The aggregate consideration payable by the Purchasers to the Fund Parties for the Purchased Shares will be an amount (the “Purchase Price”) equal to (A) the sum of (i) the product obtained by multiplying $8.50 by the number of Units outstanding immediately prior to the Closing Date, less the aggregate of all Excess Distribution Amounts declared payable on the Units, if any, (ii) the assumption of the Assumed Liabilities, (iii) the assumption of expenses as set out in Section 10.5, and (iv) the amount required to repay that portion of the Credit Facility Debt of which CL LP is the primary borrower, less (B) the outstanding principal and accrued and unpaid interest on the SSI Notes and Castleberry Notes.

2.2.2 Immediately following the purchase of the Purchased Shares, Purchasers shall cause the outstanding principal and the accrued and unpaid interest on the SSI Notes and Castleberry Notes to be paid in full.

2.2.3 Notwithstanding anything to the contrary in this Agreement, the Purchase Price together with the amounts described under Section 2.2.2, will not be lower than the amount required by the Fund Parties to make the payments to be made by the Fund Parties in accordance with Schedule 2.2.3.

2.3 Allocation

Prior to Closing, the Purchasers, CBL and CL LP shall negotiate in good faith and shall jointly prepare a written allocation of the Purchase Price among the Purchased Shares. If an allocation has not been agreed on in writing prior to Closing, the Purchasers, CBL and CP LP shall engage Deloitte and Touche LLP, PricewaterhouseCoopers LLP or another internationally recognized independent accounting or valuation firm to determine a fair and reasonable allocation as soon as possible following the Closing. The Purchasers, CBL and CL LP shall treat such allocation as binding for all purposes, including the filing of all Tax and other returns and the preparation of all financial statements and other documents and records legally required by the respective parties.

2.4 Assumed Liabilities

2.4.1 Contemporaneously with the purchase of the Purchased Shares and not prior to such time, the Purchasers agree to discharge, perform and fulfill all of the obligations, debts and liabilities of the Fund Parties, of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any Contract, permit, license or other undertaking and those arising as a result of any act or omission of the Fund Parties, including the following:

2.4.1.1 settling all accounts payable of the Fund Parties;

2.4.1.2 all obligations and liabilities of the Fund Parties under any Contract; and

2.4.1.3 all other obligations and liabilities of the Fund Parties, contingent or otherwise, and whether or not expressly reflected on the Books and Records, and whether or not expressly assumed under this Agreement;

other than any liability for Taxes not currently shown on the Books and Records and the liabilities and obligations of CBL with respect to the CBL 6% Notes, CBL 6% Series 2 Notes, the CBL Note, the CBL Debt or any other intercompany obligations owing amongst the Fund Parties (collectively, the “Assumed Liabilities”).

2.4.2 The aggregate amount which each of the Fund Parties reasonably and in good faith expects to be payable with respect to all fees, expenses, commissions and other such amounts of its counsel, actuaries, brokers, investment bankers (including the Fund Financial Advisor), auditors and other professional advisors to the Fund or any of its Subsidiaries, is set forth in the Disclosure Letter. On the day that is five Business Days prior to the Closing Date, the Fund shall update this reasonable and good faith estimate and provide such written update to the Purchasers.

2.4.3 The Purchasers shall:

2.4.3.1 indemnify and save harmless each of the Fund Parties from all and any costs, damages or expenses, other than any liability for Taxes not currently shown on the Books and Records, that may be paid or incurred following any claim, suit or action taken by any other Person (i) because of the failure of the Fund Parties or the Purchasers to discharge and perform any or all of the obligations, covenants, agreements and obligations forming part of the Assumed Liabilities, (ii) arising as a result of the sale of the Purchased Shares or (iii) arising as a result of any of the transactions contemplated in Schedule 2.2.3, Schedule 2.9 or otherwise in connection with this Agreement;

2.4.3.2 without duplication of any indemnity available under Section 5.5, indemnify and save harmless each of the trustees, directors, officers, partners and employees of each of the Fund Parties and the Unitholders from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any other Person (i) because of the failure of the Fund Parties or the Purchasers to discharge and perform any or all of the obligations, covenants, agreements and obligations forming part of the Assumed Liabilities or other liabilities for Taxes not currently shown on the Books and Records or not expected or contemplated by the transactions described in this Agreement or not otherwise known by the Purchasers, (ii) arising as a result of the sale of the Purchased Shares or (iii) arising as a result of any of the transactions contemplated in Schedule 2.2.3, Schedule 2.9 or otherwise in connection with this Agreement; and

2.4.3.3 if any suit or action is commenced against any of the Fund Parties or any trustee, director, partner or employee of any of the Fund Parties (the “Indemnified Persons”) in connection with any of the matters covered in Sections 2.4.3.1 or 2.4.3.2, or in respect of any covenant, condition, agreement or obligation assumed as contemplated herein, assume the conduct of such case and provide the Indemnified Persons such further indemnification from all costs, damages or expenses as they may reasonably require.

2.4.4 The Purchasers and CL LP acknowledge that the assumption or attempted assumption of certain of the Assumed Liabilities of CL LP and CCLGPL by Newco in accordance with the Contribution may constitute a breach thereof, or may constitute a breach thereof without the consent of a third party where such consent has not been obtained or may contravene applicable Law. To the extent permitted by applicable Law, if any of such Assumed Liabilities are not assignable by the terms thereof, or where consents to the assignment thereof (except for the Required Consents which are required to be obtained or received in accordance with this Agreement) have not been obtained prior to the Closing Date (following the reasonable efforts of each of the Purchasers or the Fund Parties, or as mutually agreed by the Purchasers, the Fund Parties), such non-assignable Assumed Liabilities shall be held by CL LP, in trust for the Purchasers and the covenants and obligations thereunder shall be performed by the Purchasers in the name of CL LP or CCLGPL, as the case may be, and all benefits and obligations existing thereunder shall be for the account of the Purchasers. Notwithstanding the foregoing, contemporaneously with the purchase of the Purchased Shares and not prior to such time the Purchasers shall be responsible for and shall pay all amounts as they become due and payable under any such non-assignable Assumed Liabilities.

2.5 Waiver of Standstill

The Fund hereby waives the standstill provisions contained in the Confidentiality Agreement with respect to the Fund and its Subsidiaries in connection with the purchase of the Purchased Shares.

2.6 Fund Meeting, Proxies, etc.

Subject to Section 2.7, the Fund covenants in favour of the Purchasers that the Fund shall call and, as soon as practicable after the end of the Go-Shop Period, thereafter hold the Fund Meeting and in any event by no later than November 10, 2008 (subject to Section 6.5.1(i)) for the purpose of approving the Transaction Resolutions and for any other proper purpose as may be set out in the Circular with the prior written consent of the Purchasers, which consent may not be unreasonably withheld, and shall do all such acts and things necessary to comply with applicable Laws, including National Instrument 54-101 of the CSA in relation thereto. The Fund covenants that it shall not adjourn, postpone, cancel or fail to call or hold the Fund Meeting (or propose or announce any intention to do so), except (i) if a quorum is not present at the Fund Meeting, (ii) if required by applicable Law, (iii) if otherwise agreed with the Purchasers or contemplated by this Agreement, or (iv) if this Agreement is terminated in accordance with its terms prior to the time for holding the Fund Meeting as such time may be extended, adjourned or postponed in accordance with this Agreement. The Fund shall take all commercially reasonable and lawful action to solicit proxies in favour of the Transaction Resolutions, including, if requested by the Purchasers, through the appointment and use of a proxy solicitation agent to be agreed with the Purchasers and shall take all such other commercially reasonable action that is necessary or desirable to secure the approval of the Transaction Resolutions, provided that the Board may withdraw, modify, change or qualify its recommendation to Unitholders and refrain from complying with such obligations in compliance with Section 6.4. The Fund agrees that the Purchasers or their affiliates may at any time actively solicit proxies in favour of the Transaction Resolutions and shall disclose in the Circular that such solicitations may be made.

2.7 Circular

The Fund shall, as promptly as practicable after the execution and delivery of this Agreement, with a view to completion of the Transaction by November 17, 2008 and, in any event, by the Outside Date, in consultation with the Purchasers and Purchasers’ Counsel, prepare the Circular (which shall include a copy of the Fairness Opinion) together with any other documents required by the Declaration of Trust or other applicable Laws in connection with the Transaction, Fund Termination and the Fund Meeting. The Purchasers shall be entitled to review the Circular and such other documents and amendments thereto and the Fund will consider (acting reasonably) all comments provided on a timely basis, provided that any statements in the Circular and such other documents and amendments relating to the Purchasers and their affiliates shall be in form satisfactory to the Purchasers acting reasonably. The Fund will file the Circular and any other documentation required to be filed under applicable Law in all jurisdictions where the Circular is required to be filed by the Fund and mail or cause to be mailed the Circular and any other documentation required to be mailed under applicable Law to the Unitholders as of the record date established for the Fund Meeting, the Board and the auditors of the Fund. The Purchasers will provide such assistance as the Fund may reasonably request in such regard.

2.8 Preparation of Filings, etc.

2.8.1 Each of the Purchasers and the Fund shall proceed diligently, in a co-ordinated fashion, and use its reasonable efforts to co-operate in the preparation of the Circular as described in Section 2.7, any exemption applications and any other documents deemed reasonably necessary by any of them to discharge their respective obligations under applicable Law in connection with the Transaction, the Fund Termination and the Fund Meeting.

2.8.2 Each of the Purchasers and the Fund shall furnish to the other of them, on a timely basis, all information concerning it, its Subsidiaries and affiliates, as may be reasonably required to effectuate the actions in Section 2.6, Section 2.7 and the foregoing actions of this Section 2.8, and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Transaction will contain any Misrepresentation.

2.8.3 Each of the Purchasers and the Fund shall promptly notify the other of them if, at any time before the Closing, it becomes aware that the Circular contains a Misrepresentation or if it otherwise requires an amendment or supplement to the Circular. In any such event, each of the parties will co-operate in the preparation of a supplement or amendment to the Circular, as the case may be, that corrects that Misrepresentation, and the Fund will cause the same to be distributed to the Unitholders as of the record date established for the Fund Meeting, the Board and the auditors of the Fund and filed as required under applicable Law in all jurisdictions where the Circular is required to be filed by the Fund.

2.8.4 The Fund shall ensure that the Circular complies with all applicable Law and, without limiting the generality of the foregoing, that the Circular does not contain a Misrepresentation (except that this covenant does not speak with respect to any information relating to or provided in writing by the Purchasers or their affiliates to the Fund for inclusion in the Circular). The Purchasers shall ensure that no information regarding itself, its affiliates or their respective directors, officers and shareholders delivered to the Fund for inclusion in the Circular contains a Misrepresentation. Without limiting the generality of the foregoing, the Fund shall ensure that the Circular provides the Unitholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Fund Meeting.

2.9 Pre-Closing Transactions

The Fund Parties hereby agree that it is a condition of Closing that on or prior to Closing the transactions set out in Schedule 2.9 (the “Pre-Closing Transactions”) shall have occurred and been completed or, in the case of certain tax elections described in Schedule 2.9 which may be timely filed after the Closing, the Fund Parties shall cause such transactions to occur and be completed, in each case in a manner satisfactory to and at the sole cost and expense of the Purchasers. The Parties further agree to work co-operatively in implementing the transactions described in Schedules 2.2.3 and 2.9. In addition, the Parties agree to work cooperatively so that the Closing and related transactions can occur in the most efficient and advantageous manner possible for all Parties and to ensure that all assets that relate to the business carried on by CL LP are transferred to Newco prior to the Closing. Accordingly, it is acknowledged and agreed that the transactions described in Schedules 2.2.3 and 2.9 may be amended by written agreement of the Parties acting reasonably, including the addition or deletion of transactions from such Schedules, in order to achieve any efficiencies or advantages for any party, so long as no other party is materially prejudiced.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Fund Parties

The Fund Parties hereby jointly and severally represent, warrant, and, acknowledge that the Purchasers are relying on these representations and warranties in entering into this Agreement, and that, except as disclosed in the Disclosure Letter:

3.1.1 Organization, Standing and Corporate Power. The Fund and each of its Subsidiaries has been duly formed or incorporated, as the case may be, under applicable Law, is validly existing and has the requisite power, authority and capacity to own its properties and assets (including the Purchased Shares owned by it) and conduct its business as currently owned and conducted. The Disclosure Letter contains a true, complete and accurate list of each jurisdiction where each of BBF, CL LP and BB Acquisition (PR), LP, CBL and Castleberry’s Foods Company is qualified or licensed to transact its business and where the nature of its activities makes such qualification or license necessary.

3.1.2 Business of the Fund. The Fund does not carry on any other business or conduct any other operation or own any assets other than (i) its direct ownership of (x) all of the issued and outstanding trust units of CCT, (y) all issued and outstanding shares of CBL and (z) the CBL 6% Series 2 Note, the CBL 6% Note, the CCT 4.5% Note, the CBL Debt and the CBL Note, (ii) its indirect ownership of all of the issued and outstanding securities of its other Subsidiaries, (iii) its interests in certain prepaid expenses, (iv) its interest in certain payables owing to it from CBL and CL LP, and (v) having issued guarantees which are included in the Existing Loan Documents, as such term is defined in the Credit Facilities.

3.1.3 Authority; Enforceability. Each of the Fund Parties has the requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Fund Parties and the performance of their respective obligations hereunder and the consummation by each of them of the transactions contemplated by this Agreement have been duly authorized by the Board, with respect to the Fund, the CCT trustees, with respect to CCT, the respective directors of CBL, CCLGPL and GPBB, and CCLGPL as general partner and on behalf of CL LP and no other proceedings on the part of such trustees, directors or general partner, respectively, are necessary to authorize this Agreement, the performance of their obligations hereunder or the transactions contemplated hereby, other than, with respect to the Circular, the approval of the Board, and the approval expressly contemplated in this Agreement for the Transaction Resolutions. This Agreement has been duly executed and delivered by each of the Fund Parties and constitutes a valid and binding obligation of each of the Fund Parties enforceable against each of them in accordance with its terms except to the extent that enforceability of obligations and the availability of certain remedies hereunder are limited by general principals of equity or by bankruptcy, insolvency, fraudulent transfer or other Laws relating to or affecting creditors’ rights generally.

3.1.4 No contravention. The execution and delivery by any of the Fund Parties of this Agreement, the performance by each of them of their respective obligations hereunder, and the consummation of the transactions contemplated hereby (including the purchase and sale of the Purchased Shares) will not result in (with or without notice or lapse of time or both):

(i)	subject to approval of the Transaction Resolutions at the Fund Meeting, a violation or breach by (w) the Fund of the Declaration of Trust, (x) CCT of the CCT Declaration of Trust, (y) CBL, CCLGPL, GPBB of their respective articles and bylaws, or (z) CL LP of its limited partnership agreement;

(ii)	subject to approval of the Transaction Resolutions at the Fund Meeting, a violation or breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any declaration of trust, partnership agreement, articles, by-laws or other constating documents of any of the Fund Parties;

(iii)	assuming receipt of the Investment Canada Approval and approval under the HSR Act and other than the Required Regulatory Approvals, a violation or breach of any Law applicable to any of them or any of their Subsidiaries or their respective assets, except to the extent that the breach would not have a Material Adverse Effect;

(iv)	a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any provision of any (x) Material Contract to which the Fund or any of its Subsidiaries is bound, except for those Material Contracts which are set forth in Section 3.1.7 of the Disclosure Letter or (y) any license or permit to which the Fund or any of its Subsidiaries is bound, except in either case as would not have a Material Adverse Effect;

(v)	the imposition of Liens upon any asset of the Fund or any of its Subsidiaries except for Permitted Encumbrances (or, in the case of United States Real Property, Permitted US Real Property Encumbrances);

(vi)	the requirement to obtain any consent from, or make any filing with, any Governmental Entity (other than the Investment Canada Approval and approval under the HSR Act and Required Regulatory Approvals) except to the extent that the failure to make or obtain such consent or filing would not have a Material Adverse Effect; or

(vii)	breach any judgement, decree, order or award of any Governmental Entity applicable to the Fund or any of its Subsidiaries.

3.1.5 Regulatory Approvals. The Disclosure Letter sets out all Required Regulatory Approvals.

3.1.6 Competition Act. The Fund Parties and their affiliates (as defined in the Competition Act (Canada) do not have assets in Canada that exceed $300 million in aggregate value, or gross revenues from sales in, from or into Canada, that exceed $300 million in aggregate value, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

3.1.7 Third Party Consents. Except for the consents set out in Sections 3.1.5 and 3.1.7 of the Disclosure Letter, there are no third party consents, waivers or approvals, license, order or authorization of, or filing or registration with, or application or notification to, or permit, waiver or exemption from, any other parties to Contracts to which the Fund is or any of its Subsidiaries is a party or by which it or they are bound, required by the Fund or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Fund Parties or the consummation of the transactions contemplated hereby the failure of which to obtain would have a Material Adverse Effect.

3.1.8 Support of the Transaction. After consultation with its financial and outside legal advisors, the trustees of the Fund who did not recuse themselves from the vote due to a real or perceived conflict of interest have unanimously determined that the consideration per Unit indirectly offered pursuant to the Transaction is fair to the Unitholders from a financial point of view, and that the Transaction is in the best interests of the Fund, has unanimously approved this Agreement, and have resolved to support and to recommend that the Unitholders vote in favour of the Transaction Resolutions.

3.1.9 Capital Structure – The Fund. The Fund is authorized to issue an unlimited number of Units. As at the date hereof, there are 51,469,692 Units issued and outstanding. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive or otherwise) obligating the Fund to issue or sell any Units or securities or obligations of any kind convertible into or exchangeable for any Units in the capital of the Fund. All Units outstanding have been duly authorized and issued, are validly outstanding as fully paid and non-assessable Units and are free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of the Fund outstanding having the right to vote (or that are convertible or exercisable for securities having the right to vote) with Unitholders on any matter. The Fund does not have any obligation to repurchase, redeem or otherwise acquire any of its outstanding securities except as provided in the Declaration of Trust.

3.1.10 Capital Structure – CCT.

3.1.10.1 CCT is authorized to issue an unlimited number of trust units of CCT. As at the date hereof, there is 1 CCT trust unit issued and outstanding, all of which are legally and beneficially owned by the Fund.

3.1.10.2 There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating CCT to issue or sell any units or other securities of CCT or securities or obligations of any kind convertible into or exchangeable for units or other securities of CCT or Units or other securities of the Fund. All outstanding trust units of CCT have been duly authorized and issued, are validly outstanding as fully paid and non-assessable trust units and are free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of CCT having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the outstanding trust units of CCT on any matter. CCT does not have any obligation to repurchase, redeem or otherwise acquire any of its respective outstanding securities except as provided in CCT’s Declaration of Trust.

3.1.11 Capital Structure – CL LP.

3.1.11.1 As at the date hereof, there are 45,048,942 limited partnership units and 4,505 general partnership units of CL LP issued and outstanding, of which 34,450,818 limited partnership units are owned by CBL, 10,598,124 limited partnership units are owned by CCT, 2,252.5 general partnership units are owned by CCLGPL and 2,252.5 general partnership units are owned by CL LP (Bumble Bee), Inc.

3.1.11.2 There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating CL LP to issue or sell any partnership units or other securities of CL LP or securities or obligations of any kind convertible into or exchangeable for any partnership units or other securities of CL LP or Units or other securities of the Fund. All outstanding partnership units have been duly authorized and issued and are free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of CL LP having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the outstanding partnership units of CL LP on any matter.

3.1.12 Capital Structure – CBL.

3.1.12.1 The authorized capital of CBL consists of an unlimited number of common shares and an unlimited number of preferred shares. As at the date hereof, there are 12,504,201 common shares issued and outstanding, all of which are legally and beneficially owned by the Fund.

3.1.12.2 There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating CBL to issue or sell any shares or other securities of CBL or securities or obligations of any kind convertible into or exchangeable for any shares or other securities of CBL or Units or other securities of the Fund. All outstanding shares have been duly authorized and issued, are validly outstanding as fully paid and non-assessable shares and are free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of CBL having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the outstanding shares.

3.1.13 Capital Structure – Other Subsidiaries.

3.1.13.1 The Disclosure Letter sets out the authorized capital, issued and outstanding capital, and legal and beneficial ownership thereof for each of the Fund’s Subsidiaries or equity interests held by the Fund or its Subsidiaries in other Persons, other than CCT, CL LP and CBL.

3.1.13.2 All of the Subsidiaries of CL LP and CBL are directly or indirectly wholly-owned by CL LP or CBL, as applicable. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any Subsidiary of the Fund, other than CCT, CL LP and CBL, to issue or sell any of its shares or securities or obligations of any kind convertible into or exchangeable for any shares, units or other securities of such Subsidiary. There are no agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any Subsidiary of the Fund to sell any of its equity interests held in any other Persons. All shares, units or other ownership interests outstanding in each such Subsidiary have been duly authorized and validly issued free of pre-emptive rights. There are no bonds, debentures or other evidences of indebtedness of any Subsidiary of the Fund outstanding having the right to vote (or that are convertible or exercisable for securities having the right to vote) with such Subsidiary’s shareholders or unitholders on any matter.

3.1.14 Canadian Securities Legislation. The Fund is a “reporting issuer” under applicable Canadian securities legislation and is not in default of any material requirements of any applicable Canadian securities Laws. The Filed CSA Documents filed on or after April 30, 2004 did not, and the Filed CSA Documents filed prior to April 30, 2004 did not to the knowledge of the Fund, contain any Misrepresentation as at the respective dates of such Filed CSA Documents. The Fund has not filed any confidential material change report or similar disclosure document with any securities regulatory authority or stock exchange which remains confidential as of the date of this Agreement. There has been no change in a material fact or a material change (as those terms are defined under the Securities Act) in any of the information contained in the Filed CSA Documents, except for changes in material facts or material changes that are effected in a subsequently filed CSA Document and except for changes arising from or relating to the entering into of this Agreement and the consummation of the transactions contemplated hereby. No delisting, suspension of trading in or cease trading order with respect to any securities of the Fund is in effect or outstanding.

3.1.15 Unitholder and Similar Agreements. Other than the agreement which provides for its formation or organizational documents, if applicable, and the amended and restated Securityholders Agreement dated September 29, 2004, each of the Fund and each of its

Subsidiaries is not party to any unitholder, pooling, voting trust or other similar agreements relating to the issued and outstanding securities of the Fund or any of its Subsidiaries.

3.1.16 Financial Statements. Each of the audited consolidated financial statements of the Fund for the period ended December 31, 2007 and the unaudited consolidated financial statements of the Fund for the interim periods thereafter have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Fund and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments.

3.1.17 Absence of Certain Changes or Events; No Undisclosed Material Liabilities. Since December 31, 2007, except as contemplated hereby or as disclosed in the Filed CSA Documents prior to the date hereof (it being further understood that nothing disclosed in any risk factor of general application or in any section relating to or containing forward looking statements in any of the Filed CSA Documents shall be deemed disclosed in a Filed CSA Documents for purposes of this Section 3.1.17), (i) each of the Fund and its Subsidiaries has conducted its respective business in the ordinary course consistent with past practice, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Fund or any of its Subsidiaries has been incurred other than in the ordinary course consistent with past practice (unless those liabilities or obligations would be required to be disclosed in the Fund’s consolidated financial statements in accordance with generally accepted accounting principles in Canada) and (iii) there has not occurred any change, event, condition, circumstance or state of facts (whether or not covered by insurance) which has would have a Material Adverse Effect.

3.1.18 Assets; Purchased Shares.

3.1.18.1 Other than with respect to the assets subject to the Meats Business Sale, the Analog JV and the Chicken Co-Pack Agreements, each of the Fund and its Subsidiaries has good and valid title or valid rights under contract to use its respective assets reflected in the latest consolidated balance sheet of the Fund (including the Purchased Shares) included in the Filed CSA Documents (other than any such asset disposed of in the ordinary course of business), free and clear of any and all Liens except: (i) those Liens reflected or reserved against in the latest consolidated balance sheet of the Fund included in the Filed CSA Documents; (ii) Tax not in default and payable without penalty and interest; and (iii) Permitted Encumbrances. Other than with respect to the assets subject to the Meats Business Sale, the Chicken Co-Pack Agreement and the Analog JV, neither the Fund nor any of its Subsidiaries is a party to any option, warrant, purchase right or other commitment or Contract (other than this Agreement) that could require the Fund or any such Subsidiary to sell, transfer, or otherwise dispose of the Purchased Shares or any other of their respective material assets to a Person other than the Purchasers. This representation and warranty shall not be interpreted to apply to the Leased Properties, United States Real Property or Real Property.

3.1.18.2 CCT does not own any assets other than: (i) its direct ownership of all the issued and outstanding shares of CCLGPL; (ii) its direct ownership of a 23.5% interest in CL LP; and (iii) the indirect ownership of all of the issued and outstanding securities of its other Subsidiaries.

3.1.18.3 CBL does not own any assets other than: (i) its direct ownership of all the issued and outstanding shares of GPBB; (ii) its direct ownership of a 76.5% partnership interest in CL LP; (iii) its direct ownership of all of the issued and outstanding shares of Black’s Harbour Transfer Limited; (iv) its direct ownership of all of the issued and outstanding shares of SSI; (v) its direct ownership of the SV Shares; (vi) its direct ownership of the Castleberry Note; (vii) its direct ownership of the Stinson Note; (viii) its interest in certain payables owing from it to CL LP; (ix) the Company IPR listed on the Disclosure Letter; and (x) its indirect ownership of all of the issued and outstanding securities of its other Subsidiaries.

3.1.19 Litigation, etc. There is no suit, claim, action, indictment or proceeding pending, or to the knowledge of the Fund threatened, nor to the knowledge of the Fund is any investigation pending or threatened, against the Fund or any of its Subsidiaries at law or equity or before or by any Governmental Entity or private Person which, (i) would reasonably be expected to involve an amount in controversy in excess of USD$1 million or in excess of USD$250,000 that is not reasonably likely to be covered by insurance (after the payment of any deductibles or retentions), (ii) seeks injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Purchaser’s ability to operate the business of the Fund and its Subsidiaries substantially as operated immediately prior to the date of this Agreement or (iv) would have a Material Adverse Effect, and neither the Fund nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, decree or arbitration order or award which would have a Material Adverse Effect. There are no suits, claims, actions, indictments or proceedings pending or, to the knowledge of the Fund, threatened against the Fund or any of its Subsidiaries seeking to prevent the transactions contemplated by this Agreement. To the knowledge of the Fund, no officer or other key employee of the Fund or any of its Subsidiaries is subject to any order, writ, injunction, judgment, indictment or decree that (x) prohibits such officer or key employee from engaging in or continuing any conduct, activity or practice material to such employee’s employment relating to the business of the Fund or any of its Subsidiaries or (y) would reasonably be expected to have a material effect on the business of the Fund and its Subsidiaries.

3.1.20 Material Contracts. All Material Contracts entered into prior to the date hereof have been disclosed to the Purchasers. Each Material Contract is valid and binding on the Fund (or the Subsidiary of the Fund party thereto) and is in full force and effect, and neither the Fund nor any of its Subsidiaries that is a party thereto, nor, to the knowledge of the Fund, any other party thereto, is in default under, any such Material Contract and other than the entering into of this Agreement and the transactions contemplated hereunder, no event has occurred that with notice or lapse of time or both, would constitute such a default thereunder by the Fund or any of its Subsidiaries, or, to the knowledge of the Fund, any other party thereto, except for such failures to be in full force and effect and such defaults that would not have a Material Adverse Effect. There are no Material Contracts that, to the knowledge of the Fund, are oral. Other than the entering into of this Agreement and the transactions contemplated hereunder, no event has occurred that under any Material Contract (i) gives any Person the right to receive or require a rebate, chargeback, or penalty or requires a material change in delivery schedule, in each case outside of the ordinary course of business; (ii) gives any Person the right to accelerate the maturity or performance of any Material Contract; or (iii) gives any Person the right to cancel, terminate or modify any Material Contract in each case, except for such failures to be in full force and effect and such defaults that would not have a Material Adverse Effect. As of the date hereof, neither the Fund nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such Material Contract whether as a termination or cancellation for convenience or for default of the Fund or any of its Subsidiaries.

3.1.21 Compliance with Applicable Law. Each of the Fund and its Subsidiaries is in compliance with all Law applicable to it and other Authorizations of any Governmental Entity except, in each case, for failure or non-compliance which would not have a Material Adverse Effect. Other than as relates to the July 2007 product recall, since January 1, 2006, none of the Fund or any of its Subsidiaries has received any written notice from any Governmental Entity regarding (i) any actual or alleged violation of or failure to comply with any Law where failure to comply with the consequences thereof would reasonably be expected to have a material and adverse consequence to the business of the Fund and its Subsidiaries taken as a whole, or (ii) any actual or possible material violation of, or failure to comply in any material respect, with any Law which is material to the ordinary course operation of the business of the Fund Parties.

3.1.22 Written Opinion of Fund Financial Advisor. The Fund and the Board has received the oral opinion of the Fund Financial Advisor on September 24, 2008 (a true and complete copy of which, when given in writing (the “Fairness Opinion”), will be delivered to the Purchasers by the Fund), to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the consideration to be received by the Unitholders pursuant to the Transaction is fair, from a financial point of view, to such Unitholders, and such opinion has not been withdrawn or modified at the date of this Agreement.

3.1.23 Insurance. The Fund has made available to Purchasers accurate and complete copies of all current insurance policies and all self insurance programs relating to the business, assets, liabilities, operations, employees, officers and directors of the Fund or any of its Subsidiaries. The Fund and its Subsidiaries have all policies of insurance covering the Fund, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance that is in a form and amount which the Fund believes is adequate for the operation of its business. All insurance maintained by the Fund and its Subsidiaries is in full force and effect and in good standing and neither the Fund nor any of its Subsidiaries is in material default, whether as to payment of premium or otherwise, under the terms of any such insurance, nor has the Fund nor any of its Subsidiaries received notice or otherwise has knowledge of any intent of an insurer to either claim any default on the part of the Fund or any of its Subsidiaries or not to renew any policy of insurance on its expiry or to materially increase any deductible or cost.

3.1.24 United States Real Property. With respect to Leased Properties and all real property owned by the Fund or any of its Subsidiaries, in each case, located in the United States of America (the “United States Real Property”):

3.1.24.1 The Disclosure Letter contains a complete and accurate list of all United States Real Property and the street address for each such property. The Fund or a Subsidiary of the Fund has, or will on the Closing Date have, good and marketable fee title to the owned United States Real Property, subject, in all cases, to any Permitted US Real Property Encumbrances. There are no leases, subleases or other similar occupancy agreements affecting the owned United States Real Property which give a Person (other than the Fund or any of its Subsidiaries) the right to occupy or use any of the owned United States Real Property; and no person has any option to purchase the owned United States Real Property or any right of first refusal or similar purchase right with respect to any owned United States Real Property.

3.1.24.2 Neither the Fund nor any of its Subsidiaries has received written notice of any material eminent domain, condemnation or other similar proceedings pending or threatened against the Fund or any of its Subsidiaries or otherwise affecting any portion of the owned United States Real Property or Leased Property that is United States Real Property.

3.1.24.3 Neither the Fund nor any of its Subsidiaries has received any notice of any violation by any of them of any building, zoning, subdivision, health and safety and other land use laws, rules and regulations affecting the owned United States Real Property which have not been resolved or for which any material obligation of the Fund or any applicable Subsidiary remains to be fulfilled which would have a Material Adverse Effect.

3.1.24.4 The Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, licenses or other occupancy agreements (the “U.S. Leases”) for the use and occupancy of the Leased Property that is United States Real Property. True, correct and complete copies of all U.S. Leases and all amendments, modifications and supplemental agreements thereto have previously been made available to Purchaser. To the knowledge of the Fund, the U. S. Leases are in full force and effect, and are binding and enforceable against the Fund or a Subsidiary of the Fund thereof, as applicable (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity)). To the knowledge of the Fund, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any U.S. Lease and to which the Fund or its Subsidiary is bound, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default, except for breaches or defaults that have been cured or which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the use and operation of such Leased Property.

3.1.24.5 The Fund or its Subsidiary, as applicable, enjoys peaceful and undisturbed possession of the Leased Property that is United States Real Property. To the knowledge of the Fund, the current use of such Leased Property in the conduct of the business thereon does not violate any instrument of record or agreement affecting the Leased Property to which the Fund or such Subsidiary is a party and neither the Fund nor such Subsidiary has received notice of any violation by the Fund or such Subsidiary of any violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such Leased Property or the use or occupancy thereof, except for such violations that would not have a material adverse effect on the use and operation of such Leased Property.

3.1.24.6 To the knowledge of the Fund, each parcel of United States Real Property used in connection with the operation of the business of the Fund and its Subsidiaries (as applicable) has adequate access to gas and electrical connections and other public utilities, in each case, as is necessary for conduct of the business of the Fund and its Subsidiaries (as applicable) as heretofore conducted. To the knowledge of the Fund, there (i) are no material structural defects relating to any United States Real Property used in connection with the operation of the business of the Fund and its Subsidiaries (as applicable), (ii) is no United States Real Property used in connection with the operation of the business of the Fund and its Subsidiaries (as applicable), the building systems of which are not in working order in all material respects and (iii) is no physical damage to any United States Real Property used in connection with the operation of the business of the Fund and its Subsidiaries (as applicable), for which there is no insurance in effect, which, in the case of (i), (ii) or (iii), would have a Material Adverse Effect.

3.1.25 Other Real Property. With respect to Leased Properties and all real property owned by the Fund or any of its Subsidiaries, in each case, located in Canada and other jurisdictions other than the United States (the “Real Property”):

3.1.25.1 The Disclosure Letter contains a complete and accurate list of all Real Property and the street address for each such property. The Fund or its Subsidiary has, or will on the Closing Date have, good and marketable fee title to the owned Real Property, subject, in all cases, to any Permitted Encumbrances. There are no leases, subleases or other similar occupancy agreements affecting the owned Real Property which give a Person (other than the Fund or any of its Subsidiaries) the right to occupy or use any of the owned Real Property; and no person has any option to purchase the owned Real Property or any right of first refusal or similar purchase right with respect to any owned Real Property.

3.1.25.2 Neither the Fund nor any of its Subsidiaries has received written notice of any material expropriations or expropriation proceedings or other similar proceedings pending or threatened against the Fund or any of its Subsidiaries or otherwise affecting any portion of the owned Real Property or Leased Property that is Real Property.

3.1.25.3 Neither the Fund nor any of its Subsidiaries has received any notice of any violation by any of them of any building, zoning, subdivision, health and safety and other land use laws, rules and regulations affecting the owned Real Property which have not been resolved or for which any material obligation of the Fund or the applicable Subsidiary remains to be fulfilled which would have a Material Adverse Effect.

3.1.25.4 The Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, licenses or other occupancy agreements (the “Cdn Leases”) for the use and occupancy of the Leased Property that is Real Property. True, correct and complete copies of all Cdn Leases and all amendments, modifications and supplemental agreements thereto have previously been made available to Purchasers. To the knowledge of the Fund, the Cdn Leases are in full force and effect, and are binding and enforceable against the Fund or a Subsidiary of the Fund thereof, as applicable (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity)). To the knowledge of the Fund, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Cdn Lease and to which the Fund or its Subsidiary is bound, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default, except for breaches or defaults that have been cured or which would not individually or in the aggregate have, or reasonably be expected to have, a material adverse effect on the use and operation of such Leased Property.

3.1.25.5 The Fund or its Subsidiary, as applicable, enjoys peaceful and undisturbed possession of the Leased Property that is Real Property. To the knowledge of the Fund, the current use of such Leased Property in the conduct of the business thereon does not violate any instrument of record or agreement affecting the Leased Property to which the Fund or such Subsidiary is a party and neither the Fund nor such Subsidiary has received notice of any violation by the Fund or such Subsidiary of any violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such Leased Property or the use or occupancy thereof, except for such violations that would not have a material adverse effect on the use and operation of such Leased Property.

3.1.25.6 To the knowledge of the Fund, each parcel of Real Property used in connection with the operation of the business of the Fund and its Subsidiaries (as applicable) has adequate access to gas and electrical connections and other public utilities, in each case, as is necessary for conduct of the business of the Fund and its Subsidiaries (as applicable) as heretofore conducted. To the knowledge of the Fund, there (i) are no material structural defects relating to any Real Property used in connection with the operation of the business of the Fund and its Subsidiaries (as applicable), (ii) is no Real Property used in connection with the operation of the business of the Fund and its Subsidiaries (as applicable), the building systems of which are not in working order in all material respects and (iii) is no physical damage to any Real Property used in connection with the operation of the business of the Fund and its Subsidiaries (as applicable), for which there is no insurance in effect, which, in the case of (i), (ii) or (iii), would have a Material Adverse Effect.

3.1.26 Authorizations. All Authorizations that the Fund or any of its Subsidiaries are required to obtain that are related to their respective businesses or the ownership or operation of their respective properties and assets, have been obtained and are currently valid, in full force and effect and in good standing in all respects, except for those Authorizations that the failure of which to obtain would not have a Material Adverse Effect.

3.1.27 Employment Matters.

3.1.27.1 The Disclosure Letter accurately lists all Employment Contracts, copies of which have been disclosed to the Purchasers.

3.1.27.2 Except as set out in the Disclosure Letter, no Employer has any employment, retention, change of control or consulting contracts or arrangements with any Person providing for retention, severance or termination payments or any enhanced or accelerated payment or benefit, other than those required by applicable Law.

3.1.27.3 The Disclosure Letter contains a list of all compensation policies of each Employer.

3.1.27.4 Each Employer is being operated in substantial compliance with all Law relating to employees and employment practices, including employment standards, wages, workplace safety and insurance and occupational health and safety, workers’ compensation, human rights, labour relations and pay equity, and to the knowledge of the Fund, no Employer is liable for any arrearage, cost or penalty for failure to comply with any Law relating to employees and employment practices, except as would not have a Material Adverse Effect.

3.1.27.5 All current assessments under applicable workers’ compensation legislation in relation to the Employers have been paid or accrued and no Employer has been or is subject to any special or penalty assessment under such legislation which has not been paid.

3.1.27.6 All Collective Agreements any Employer is a party to or which applies to any Employee are listed in the Disclosure Letter, and there are no current or, to the knowledge of the Fund, threatened strikes, lockouts, labor disputes, work stoppages, pending arbitration cases or charges of unfair labour practices affecting any Employer (other than routine grievances or plant shut downs in the ordinary course of business), including any proceedings or organization campaigns which could result in certification of a trade union as bargaining agent for any persons in respect of any Employer. Since January 1, 2005, there have been no strikes, lockouts, labor disputes, or work stoppages, and no Employer has engaged in any plant closing or mass layoff activities since January 1, 2005 that would give rise to an obligation to provide any notice required under any applicable Law, including the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local Law.

3.1.28 Benefit Plans.

3.1.28.1 The Disclosure Letter sets forth a complete list of the Benefit Plans and all material supporting documents of such Benefit Plans. All documents listed in the Disclosure Letter relating to this Section 3.1.28.1 have been disclosed to the Purchasers.

3.1.28.2 Each Benefit Plan is, and has been, established, registered, qualified and administered in compliance in all respects with the terms of such Benefit Plan, and all applicable Law except where such non-compliance would not result in a Material Adverse Effect. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed, other than as would not have a Material Adverse Effect.

3.1.28.3 No Employer nor any ERISA Affiliate has any formal plan nor has made any promise or commitment, whether legally binding or not, to create any additional plan, agreement, program, policy, trust fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, or, except in the ordinary course of business consistent with past practice, to improve or change the benefits provided under any Benefit Plan.

3.1.28.4 Except pursuant to the written provisions of the LTIP or as expressly provided under this Agreement, neither the entering into of this Agreement, nor the completion of the transactions contemplated herein will (either alone or in conjunction with any additional or subsequent events) constitute an event under any Benefit Plan that will or may result in any payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, acceleration or increase in funding obligations, vesting, distribution, increase or acceleration in benefits or obligation to fund benefits with respect to any Employee.

3.1.28.5 All employer and employee payments, contributions or premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Law, other than as would not have a Material Adverse Effect. No taxes, penalties or fees are owing or exigible under or in relation to any Benefit Plan and there are no liabilities or contingent liabilities in respect of any pension, benefit or compensation plan that has been discontinued. No asset of any Employer, and no asset of any ERISA Affiliate which is to be acquired by the Purchasers pursuant to this Agreement, is subject to any lien under Code section 401(a)(29), ERISA Section 302(f), Code section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

3.1.28.6 There is no audit or investigation by a Governmental Entity, action, suit or claim (other than routine claims for payment of benefits) pending or to the knowledge of the Fund threatened involving any Benefit Plan or their assets, the assets of any of the trusts under such plans, or the plan sponsor or plan administrator, and to the knowledge of the Fund no facts exist which could reasonably be expected to give rise to any such audit, investigation, action, suit or claim (other than routine claims for benefits).

3.1.28.7 There are no entities other than the Employers, certain Employees and certain former employees participating in any Benefit Plan. At no time since January 1, 2002 has any Employer participated in, contributed to or been required to contribute to a multi employer pension plan.

3.1.28.8 No Benefit Plan provides benefits to any individual who is not an Employee, former employee, officer or director of an Employer, or the dependents or other beneficiaries of any such Employee, former employee, officer or director.

3.1.28.9 No event has occurred respecting any registered Benefit Plan which would result in the revocation of the registration of such Benefit Plan (where applicable) or entitle any person or entity (without the consent of an Employer) to wind up or terminate any Benefit Plan, in whole or in part, that will have a material financial impact on the Fund and its Subsidiaries or which will otherwise reasonably be expected to adversely affect the tax status of any such Benefit Plan.

3.1.28.10 At no time since January 1, 2002 has any Employer or any ERISA Affiliate, been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA nor does any Employer or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

3.1.28.11 To the knowledge of the Fund, no material changes have occurred in respect to any Benefit Plan since the date of the most recent financial accounting, actuarial or other report, as applicable, issued in connection with any Benefit

Plan, which subsequently disclosed material changes could reasonably be expected to materially adversely affect the relevant report (including rendering it misleading in any material respect).

3.1.28.12 No Employer nor any ERISA Affiliate has incurred any material liability to the PBGC with respect to any Benefit Plan subject to Title IV of ERISA, other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by section 412 of the Code.

3.1.28.13 Neither the Benefit Plans nor any related trust has been terminated nor have there been any “reportable events” (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

3.1.28.14 Any payments, distributions or withdrawals from or transfers of assets to or from any Benefit Plan have been made in accordance with the terms of such current Benefit Plan text and to the knowledge of the Fund, applicable Law and occurred with the consent of any applicable Governmental Entity (where required). Any conversion of a Benefit Plan that is a registered pension plan has been done in accordance with the terms of such Benefit Plan and applicable law and occurred with the consent of any applicable Governmental Entity.

3.1.28.15 No Employer nor any ERISA Affiliate, has incurred any liability under Section 4062, 4063 or 4064 of ERISA.

3.1.28.16 Each Benefit Plan which covers current or former employees of any Employer or any ERISA Affiliates that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) has received a determination letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Code, as amended, and each such Benefit Plan is so qualified and exempt from federal income taxes.

3.1.28.17 Neither the Benefit Plans, any trusts created thereunder, any Employer, any ERISA Affiliate, nor any employee of the foregoing, nor, to the Fund’s knowledge, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or section 406 of ERISA) or any other activity that could subject any thereof to any tax or penalty (including the taxes or penalties on prohibited transactions imposed by Code section 4975) or any sanctions imposed under Title I of ERISA, other than as would not have a Material Adverse Effect.

3.1.28.18 Each Employer and each ERISA Affiliate have complied with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of section 5000(b)(1) of the Code. Each Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder.

3.1.28.19 No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code or applicable non-U.S. Law.

3.1.28.20 No Employer has any plan, agreement, contract or similar arrangement with any Employee that, alone or in conjunction with any other payment, event or occurrence, would reasonably be expected to give rise to an “excess parachute payment” under section 280G of the Code.

3.1.28.21 To the extent that any Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Benefit Plan has been operated in good faith compliance with Section 409A of the Code.

3.1.29 Tax Matters.

3.1.29.1 Each of the Fund and its Subsidiaries has filed, or caused to be filed, all material Tax returns required to be filed by each of them for all Open Years, all of which returns were correct in all material respects at the time of filing.

3.1.29.2 Each of the Fund and its Subsidiaries, taken as a whole, have made adequate provision in their Books and Records for any Tax accruing in respect of any period subsequent to the period covered by the Fund’s most recently published consolidated financial statements.

3.1.29.3 Since the publication date of the Fund’s most recently published consolidated financial statements, being the financial statements for the period ending June 28, 2008, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued.

3.1.29.4 The Fund and each of its Subsidiaries have duly and timely paid, or caused to be paid, all Taxes that are due and payable (whether or not shown as due and payable on a Tax Return), and have not filed any election or waived the application of any statute of limitations with any Governmental Entity under any Law relating to Tax, or for any Taxes for the period covered by such financial statements that have not been paid, have provided adequate accruals in accordance with Canadian GAAP or generally accepted accounting principles in the United States, as applicable, which accruals are reflected in the Fund’s most recently published consolidated financial statements, being the financial statements for the period ending June 28, 2008.

3.1.29.5 All assessments of Tax made against any of its Subsidiaries were paid when due, and adequate reserves have been accrued on the most recently published financial statements for those amounts owing but not yet due. Except as reserved in the most recently published consolidated financial statements of the Fund, including the financial results for the period ending June 28, 2008, to the knowledge of the Fund, there are no proposed (but unassessed) additional Taxes owing by the Fund or any of its Subsidiaries.

3.1.29.6 There are no proceedings or audits either in progress, pending or, to the knowledge of the Fund, threatened in connection with any Taxes in respect of the Fund or any of its Subsidiaries and neither the Fund nor any of its Subsidiaries has received a written notice from any Governmental Entity proposing an increase in Taxes for any period before or after Closing. Neither the Fund nor any of its Subsidiaries has executed any power of attorney with respect to any Tax matter that is currently in force. No claim has been made in writing by a taxing authority in a jurisdiction where SSI or any of its Subsidiaries do not file a particular Tax Return such that it is or may be subject to taxation by that jurisdiction.

3.1.29.7 There are no Liens for Taxes on any of the assets of the Fund or any of its Subsidiaries, other than Permitted Encumbrances.

3.1.29.8 Each of the Fund and its Subsidiaries has deducted or collected and remitted to the relevant Governmental Entity on or before the due dates therefor all income Tax, employment insurance premiums, pension plan contributions, employer health tax remittances, sales Tax, use Tax, goods and services Tax and other Tax or deductions or other amounts which each is required by applicable Law or Contract to so deduct, withhold or collect and remit to all Governmental Entities or other Persons entitled to receive payment of same, including any amounts required to be withheld and remitted from any amount paid or credited to or for the account or benefit of any non-resident person. Neither SSI nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SSI) or (ii) has any liability for the Taxes of any Person (other than SSI or any of its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign Law).

3.1.29.9 Neither SSI, any of its Subsidiaries, nor any other Person on behalf of such entities has (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method and, to the knowledge of the Fund, no taxing authority has proposed any such adjustment or change in accounting method, or have any application pending with any taxing authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing, or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing.

3.1.29.10 Neither SSI nor its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “Series of related transactions” (within the meaning of Section 255(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

3.1.29.11 The Fund has delivered or made available to Purchasers complete and accurate copies of all income, franchise and other material Tax Returns of each of the Fund and its Subsidiaries and their predecessors for the ended years for which the applicable statute of limitations has not yet expired taking into account any extensions thereof (the “Open Years”) and complete and accurate copies of all written examination reports and statements of deficiencies assessed against or agreed to by any of the Fund and its Subsidiaries or any predecessors during the applicable Open Years.

3.1.29.12 Other than customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Fund or its Subsidiaries other than agreements solely between the Fund and its Subsidiaries, and, after the Closing Date, none of the Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

3.1.29.13 Neither the Fund nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of U. S. Treasury Regulations Sections 1.6011-4(b)(2).

3.1.29.14 At the Closing, none of the assets of Newco shall be a “United States real property interest” within the meaning of Section 897(c) of the Code.

3.1.29.15 The Fund qualifies as a “mutual fund trust” within the meaning of the Income Tax Act (Canada) and has so qualified at all times since the Fund’s inception.

3.1.29.16 The Units were listed on the TSX before November 1, 2006 and continuously thereafter, and the Fund and its Subsidiaries have not undertaken any transaction that would cause the Fund or any of its Subsidiaries to be subject to the “SIFT” Trust provisions (the “SIFT Trust Provisions”), and Taxes imposed thereunder, for any taxation year ending on or before December 31, 2008, contained in Bill C-52 (an act to implement certain provisions of the budget tabled in Parliament on March 19, 2007) which received royal assent on June 29, 2007.

3.1.30 Environmental Matters.

Except as set out in the Disclosure Letter and except as would not have a Material Adverse Effect:

(i)	each of the Fund and its Subsidiaries and their respective businesses, operations and properties are in compliance with all Environmental Laws and all Environmental Permits and has not violated any such Environmental Laws (including obtaining Environmental Permits where required under Environmental Laws) or any such Environmental Permits;

(ii)	neither the Fund nor any of its Subsidiaries have received any order, request or notice from any Person alleging a violation of or liability under any Environmental Laws or Environmental Permits;

(iii)	neither the Fund nor any of its Subsidiaries (A) is a party to any litigation or administrative proceeding or subject to any investigation, nor to the knowledge of the Fund is any litigation or administrative proceeding or investigation threatened against it or its property or assets, which in either case (1) asserts or alleges that the Fund or any of its Subsidiaries has violated any Environmental Laws or Environmental Permits, (2) asserts or alleges that the Fund or any of its Subsidiaries has any Environmental Liabilities or is required to remove or take remedial or other response action due to the Release of any Hazardous Materials, or (3) asserts or alleges that the Fund or any of its Subsidiaries is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to any Hazardous Materials, and (B) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws or Environmental Permits, has not entered into any consent decree with any Governmental Entity under any Environmental Law, and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws;

(iv)	neither the Fund nor any of its Subsidiaries is aware of the presence of any Hazardous Materials, at any Leased Property, or any other property currently or formerly owned, leased, operated, or otherwise used by the Fund or any of its Subsidiaries, or at any other location (including any location used for the storage, disposal, recycling or other handling of any Hazardous Materials), that could reasonably be expected to give rise to any Environmental Liability of the Fund or its Subsidiaries;

(v)	has provided a copy of all third party written reports and documents prepared in the last five years that are in their possession relating to environmental matters affecting the Fund, any of its Subsidiaries, or the Real Property, to the Purchasers.

(vi)	to the knowledge of the Fund, none of the trustees, directors or officers of the Fund or its Subsidiaries have ever been convicted of any offense for non-compliance with any Environmental Law, been fined or otherwise penalized for non-compliance with an Environmental Law or settled any prosecution for non-compliance with Environmental Law short of conviction, in each case, in connection with the obligations of the trustees, directors or officers of the Fund or its Subsidiaries.

For greater certainty, the representations and warranties contained in this Section 3.1.30 are the only representations and warranties with regards to environmental matters.

3.1.31 Intellectual Property.

3.1.31.1 The Disclosure Letter sets forth a complete and correct list of all Patents, Trademarks, registered Copyrights and domain names owned or co-owned by the Fund and/or its Subsidiaries, specifying as to each such item, as applicable, the registered owner (and co-owner, as applicable), jurisdiction of application and/or registration, the application and/or registration number and the date of application or registration.

3.1.31.2 The Disclosure Letter sets forth a complete and correct list of all agreements under which the Fund or its Subsidiaries have granted licenses or sublicenses to any third party to use any Trademarks, Patents, domain names or, to the knowledge of the Fund, other material Intellectual Property Rights, except for non-exclusive licenses granted by the Fund or its Subsidiaries under co-pack agreements in the ordinary course of business.

3.1.31.3 To the knowledge of the Fund, the Company IPR together with the Intellectual Property Rights licensed to the Fund or its Subsidiaries constitutes all of the Intellectual Property Rights used to conduct the business of the Fund and its Subsidiaries in the manner that is currently being conducted.

3.1.31.4 The Fund and/or its Subsidiaries own the exclusive right, title and interest to the material Company IPR, free and clear of, to the knowledge of the Fund, all Liens, conditions, adverse claims or other restrictions (other than Permitted Encumbrances), or any requirement of any past, present or future royalty payments. Neither the Fund nor any of its Subsidiaries has granted any options with respect to, or has otherwise encumbered or placed limitations on any Company IPR (other than Permitted Encumbrances). No Company IPR is the subject of any judicial, administrative or arbitral order, award, decree, injunction or stipulation currently in effect barring or limiting the ownership or use of such Company IPR or holding or admitting any of the Company IPR to be invalid or unenforceable. None of the Trademarks included in the Company IPR is currently the subject of any pending or, to the knowledge of the Fund, threatened opposition or cancellation proceeding.

3.1.31.5 To the knowledge of the Fund, all Trademarks included in the Company IPR (including all registrations), and all other material Company IPR, are valid and enforceable. Neither the Fund nor its Subsidiaries have received any notice alleging that any Company IPR or any Company IPR Agreements are invalid or unenforceable, or challenging either the Fund or its Subsidiaries’ ownership of or right to use any such rights. Each of the registrations and recordations of Company IPR identified in the Disclosure Letter is held and/or recorded in the name of the Fund or its Subsidiaries, as applicable, and the Fund and its Subsidiaries are currently in compliance with all legal requirements applicable to post-registration maintenance of all registrations for Trademarks included in the Company IPR (including the timely post-registration filing of affidavits for use and incontestability and renewal, and the payment of filing, examination and annuity and maintenance fees).

3.1.31.6 To the knowledge of the Fund, the products and services and the businesses of the Fund and its Subsidiaries as currently conducted do not infringe, misappropriate or violate, the Intellectual Property Rights of any third party. Neither the Fund nor any of its Subsidiaries have received any notice or claim alleging that the Fund or any of its Subsidiaries is infringing, misappropriating or violating the Intellectual Property Rights of any third party. Neither the Fund nor any of its Subsidiaries is a party to or is involved with, any pending or, to the knowledge of the Fund, threatened action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Intellectual Property Rights, including involving any claim that the Fund or its Subsidiaries infringed, misappropriated or violated the Intellectual Property Rights of any third party.

3.1.32 Indebtedness. The Disclosure Letter sets forth, as of the date hereof, the aggregate amount of all outstanding (i) third party Indebtedness of the Fund and its Subsidiaries, and (ii) intercompany Indebtedness excluding all ordinary course intercompany payables and receivables.

3.1.33 Related Party Transactions. Other than as set forth in the Filed CSA Documents, there are no Contracts or other transactions currently in place (other than Benefit Plans or Employment Contracts) between the Fund or any of its Subsidiaries, on the one hand, and (i) any officer, director or trustee of the Fund or any of its Subsidiaries, (ii) to the knowledge of the Fund any holder of record, or beneficial owner of 10% or more of the Units, (iii) to the knowledge of the Fund any affiliate or associate of any such, officer, director, trustee, holder of record or beneficial owner, on the other hand.

3.1.34 Vote by Trustees and Senior Officers. After reasonable inquiry, the Board has been advised and believes that each trustee of the Fund and each director and officer of its Subsidiaries intends to vote any Units of which he or she, whether directly or through holding companies or trusts for his or her benefit, is the beneficial owner on the record date, or cause such Units to be voted, in favour of the Transaction Resolutions.

3.2 Representations and Warranties of the Purchasers

The Purchasers hereby jointly and severally represent and warrant that:

3.2.1 Organization, Standing and Corporate Power. Each Purchaser has been duly formed or incorporated, as the case may be, under applicable Law, and is validly existing and in good standing.

3.2.2 Authority; Enforceability. Each Purchaser has the requisite corporate power or power of a limited partnership, authority and capacity to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by such Purchaser, the performance of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereunder have been duly authorized by the General Partner of the US Purchaser and the Board of Directors of the Canadian Purchaser, as the case may be, and no other proceedings on the part of either Purchaser are necessary to authorize this Agreement, the performance of their respective obligations hereunder or the transactions contemplated hereunder. This Agreement has been duly executed and delivered by each Purchaser and constitutes a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms except to the extent that enforceability of obligations and the availability of certain remedies hereunder are limited by general principles of equity or by bankruptcy, insolvency, fraudulent transfer or other laws relating to or affecting creditors’ rights generally.

3.2.3 No Contravention. The execution and delivery by each Purchaser of this Agreement and the consummation of the transactions contemplated hereby (including the purchase and sale of the Purchased Shares) will not result in (with or without notice or lapse of time or both):

(i)	a violation or breach of the constating documents of such Purchaser;

(ii)	a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under, any provision of any (i) material Contract to which such Purchaser is bound or (ii) any license or permit to which such Purchaser is the holder or beneficiary, except, in the case of subsection (i) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Purchaser’s ability to consummate the transaction contemplated by this Agreement;

(iii)	a breach of any judgement, decree, order or award of any court, government body or arbitrator applicable to such Purchaser;

(iv)	the requirement of the Purchasers to obtain any consent or filing be made or be obtained except for the Investment Canada Approval and approval under the HSR Act; or

(v)	assuming receipt of Investment Canada Approval, the Required Regulatory Approvals and approval under the HSR Act, a violation or breach of any Law applicable to such Purchaser, except to the extent that the violation would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated by this Agreement.

3.2.4 Competition Act. The Purchasers and their affiliates (as defined in the Competition Act (Canada)) do not have assets in Canada that exceed $100 million in aggregate value, or gross revenues from sales in, from or into Canada, that exceed $100 million in aggregate value, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

3.2.5 Financing. As of the date hereof, the Purchasers have, or affiliates of the Purchasers have, made adequate arrangements (as such term is understood for purposes of Section 97.3 of the Securities Act) to ensure that at Closing sufficient funds are available to the Purchasers to consummate the transactions contemplated hereby, including payment of the Purchase Price, all other amounts payable by the Purchasers hereunder and all fees and expenses of the Purchasers relating to the transactions contemplated hereby.

3.2.6 Securities of the Fund and its Subsidiaries. As of the date hereof neither the Purchasers nor any of their affiliates exercise control or direction over more than 10% any Units or other securities of the Fund or its Subsidiaries.

3.2.7 Financing Arrangements. The Purchasers have delivered to the Fund true and complete copies of the commitment letters, each dated as of the date hereof, to BBCL Holdings L.P. from (i) Wells Fargo Foothill, LLC, (ii) Ares Capital Corporation, S.A.C. Domestic Investments, L.P., Wells Fargo Bank, National Association and (iii) Ares Capital Corporation, Glitnir banki hf, S.A.C. Domestic Investments, L.P. and Besford Limited (collectively the “Debt Financing Commitment Letters”) pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”) subject to such redaction as is necessary or desirable, in the sole opinion of the Purchasers, to maintain the confidentiality of the provisions thereof relating to the terms of such financing. As of the date of this Agreement: (i) the Debt Financing Commitment Letters have not been amended or modified in a manner adverse to the Purchasers and (ii) the commitments contained in the Debt Financing Commitment Letters have not been withdrawn or rescinded in any respect. Each of the Debt Financing Commitment Letters, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of the Purchasers and, to the knowledge of the Purchasers, the other parties thereto. As of the date of this Agreement, the Purchasers have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Financing Commitment Letters. The Purchasers have fully paid any and all commitment fees incurred in connection with the Debt Financing Commitment Letters to the extent required to be paid prior to the date hereof. The Fund shall and shall cause its Subsidiaries to keep confidential and shall not disclose the Debt Financing Commitment Letters or any term thereof, except as may be required by applicable laws.

ARTICLE 4

COVENANTS OF THE FUND PARTIES

4.1 Conduct of Business

The Fund hereby agrees that until the earlier of the Closing Date and the date on which this Agreement has been terminated pursuant to Article 9 and except to the extent otherwise specifically contemplated by this Agreement or as set forth in the Disclosure Letter, unless consented to in writing by the Purchasers (such consent not to be unreasonably withheld):

4.1.1 it shall and it shall cause its Subsidiaries to conduct and operate their respective businesses in the ordinary course consistent with past practice, and shall use all Commercially Reasonable Efforts to maintain and preserve intact its and its Subsidiaries’ present business organization, customers, landlords, licensors, licensees and other Persons having business relationships with the Fund or such Subsidiary, goodwill and business relationships and to keep available the services of its officers and employees as a group, other than as relates to each of the Meats Business Sale, Analog JV and Chicken Co-Pack Agreement if any such transaction is completed prior to the earlier of the Closing Date and the date this Agreement is terminated;

4.1.2 it shall and it shall cause its Subsidiaries to use all Commercially Reasonable Efforts to maintain and preserve in the ordinary course of business, consistent with past practice, all its and its Subsidiaries material assets, whether owned or leased, in good condition and repair and maintain insurance upon all of its and its Subsidiaries’ material assets comparable in amount, scope and coverage to that in effect on the date of this Agreement;

4.1.3 it shall and it shall cause its Subsidiaries to comply in all material respects with all Laws applicable to it;

4.1.4 it shall and it shall cause its Subsidiaries to maintain its books, records and accounts in the usual and ordinary course of business, consistent with past practice;

4.1.5 it shall not, and shall cause its Subsidiaries not to:

4.1.5.1 issue, or commit to issue, any Units, or other ownership interest in the Fund or any securities of its Subsidiaries (including debt securities);

4.1.5.2 pledge, lease, mortgage or encumber or create any Lien on any of its property or assets, and shall cause its Subsidiaries not to pledge, lease, mortgage or encumber or create any Lien on any of their property or assets except, in each case, for Permitted Encumbrances in the ordinary course of business;

4.1.5.3 sell, transfer, license or dispose of, any of its property or assets, and shall cause its Subsidiaries not to sell, transfer, license or dispose of any of their property or assets, other than (i) in connection with the Contribution, (ii) in the ordinary course of business consistent with past practices or, (iii) pursuant to the Meats Business Sale, the Analog JV and the Chicken Co-Pack Agreement;

4.1.5.4 grant, or commit to grant, any options, warrants, convertible securities or rights to subscribe for, purchase or otherwise acquire or exchange into any Units or other securities or ownership interest in the Fund or any of its Subsidiaries other than in accordance with the LTIP;

4.1.5.5 directly or indirectly redeem, purchase or otherwise acquire or commit or offer to acquire any Unit, or other securities or ownership interest in the Fund or any of its Subsidiaries, except as may be required under the Declaration of Trust, the CCT Declaration of Trust or in accordance with the LTIP;

4.1.5.6 effect any subdivision, consolidation or reclassification of any of its Units or amend any term or condition of the Units or propose to do so;

4.1.5.7 amend or cause the amendment of its Declaration of Trust, articles, partnership agreement or other constating document or instrument or the terms of any outstanding Units or other securities, except as may be required in connection with the Pre-Closing Transactions and the Transaction pursuant to the terms of this Agreement;

4.1.5.8 reorganize or merge with any other Person whatsoever;

4.1.5.9 terminate any Material Contract or, other than in the ordinary course consistent with past practice, modify any Material Contract or waive, release or grant any right thereunder;

4.1.5.10 other than in the ordinary course of business consistent in all material respects with the capital expenditure budget disclosed to the Purchasers, make any capital expenditure or acquire any assets through one or more related or unrelated acquisitions which exceed USD$250,000 individually or USD$750,000 in the aggregate;

4.1.5.11 incur any Indebtedness (excluding (i) normal working capital financing incurred under the Fund’s revolving credit facility, (ii) capital lease financing, and (iii) obligations pursuant to exchange rate hedging contracts and commodity hedging contracts, each in the ordinary course of business consistent with past practice), issue or sell debt securities, or guarantee the payment of any third party indebtedness or permit any of its Subsidiaries to do so;

4.1.5.12 commence, compromise, satisfy or settle any material claim, liability or obligation, which would or may reasonably be expected to expose the Fund or any of its Subsidiaries to any liability in excess of USD$250,000 or the settlement of which includes any obligation (other than the payment of money) to be performed by the Fund or any of its Subsidiaries after the Closing, other than settling any claims arising out of the July 2007 product recall to the extent such claims are covered by insurance proceeds;

4.1.5.13 commence any claim out of the ordinary course of business or amend, compromise or otherwise vary any existing claim out of the ordinary course of business, or permit any of its Subsidiaries to do any of the foregoing, other than as arising out of the July 2007 product recall;

4.1.5.14 make or change any tax election, settle or compromise any liability for a material amount of Tax including a contingent liability or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, or amend any Tax Returns or claim or forego any Tax refunds, where such action would reasonably be expected to cause a material Tax to be imposed upon the Fund or any of its Subsidiaries after the Closing Date;

4.1.5.15 enter into any Contract, agreement, commitment or arrangement that is outside the ordinary course of business consistent with past practice and that provides for per annum payments by the Fund or any of its Subsidiaries of more than USD$250,000 in the aggregate or which has a term of more than three years;

4.1.5.16 subject to 4.1.5.17, enter into any Contract or other transaction between the Fund or its Subsidiaries and any Executive Officer, trustee or director of the Fund or any of its Subsidiaries;

4.1.5.17 except as expressly provided in this Agreement, (A) grant to any trustee, officer, director or employee of the Fund or any of its Subsidiaries an increase in compensation in any form, except in the ordinary course of business consistent with past practice; (B) grant any general salary increase; (C) commit to or make any loan to any trustee, officer, director or employee of the Fund or any of its Subsidiaries; (D) take any action with respect to the grant of any bonus or similar payment or benefit to, or grant any severance, retention, retirement, change of control or termination payment to or, except in connection with new hires of employees who are not officers or trustees or directors of any of its Subsidiaries, enter into any employment agreement with any trustee, officer, director or employee of the Fund or any of its Subsidiaries or enter into any change of control or retention arrangement, except in the ordinary course of business; (E) increase any benefits payable under its current severance, change of control or termination pay policies; or (F) adopt or amend in any material respect or make any voluntary contribution to any pension plan;

4.1.5.18 (A) adopt or commit to adopt or amend, in any material respect, any new plan, agreement, program, policy, trust fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement or improve or commit to improve any benefits under any Benefit Plan other than in the ordinary course of business consistent with past practice, (B) make any payments to any director, trustee or Executive Officer except for: (y) payments of salary, meeting fees and benefits and reimbursement of expenses that are in compliance with any applicable Employment Contract or in the ordinary course of business consistent with past practice, and (z) any bonus or similar payment to Executive Officers arising in respect of the Transaction as approved by the Board prior to the date of this Agreement and disclosed in the Disclosure Letter, (C) hire any Person earning base salary in excess of USD$150,000 per year or (D) accelerate any payment or distribution under any Benefit Plan;

4.1.5.19 authorize, recommend, propose or adopt a plan of liquidation or resolutions providing for the complete or partial liquidation, dissolution or termination of the Fund or any of its Subsidiaries;

4.1.5.20 declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property) or change the current record or payment date for the Monthly Distribution except (i) the Fund may declare and make a Monthly Distribution each calendar month provided it is in the ordinary course of business consistent with past practice, and (ii) any of its Subsidiaries may declare and make any dividend required to be made by any of its Subsidiaries in connection with the Monthly Distribution, by any of its Subsidiaries and (iii) the Fund or any of its Subsidiaries may make any cash payment made in connection with the distribution of the assets of the Fund, the Fund Termination or the distribution of assets or termination of CCT or any other entities as contemplated by Schedule 2.2.2;

4.1.5.21 acquire or agree to acquire any corporation or other entity including a trust (or any material interest therein or material amount of securities thereof) or a division of any corporation or other entity;

4.1.5.22 declare any Excess Distribution Amounts;

4.1.5.23 enter into any transaction or perform any act which would, or would reasonably be expected to, interfere with, prevent or materially delay the successful completion of the purchase and sale of the Purchased Shares or any of the transactions contemplated hereunder or which would render, or which reasonably may be expected to render, inaccurate in any material respect, any of the Fund’s or its Subsidiaries’ representations and warranties contained herein;

4.1.5.24 reduce the capital or stated capital of the Fund or any of its Subsidiaries;

4.1.5.25 make any changes in financial or tax accounting methods, principles, elections, policies or practices (or change an annual accounting period), except insofar as may be required by a change in Canadian GAAP or applicable Laws;

4.1.5.26 except as permitted in this Agreement, issue any broadly distributed communication to customers, or suppliers concerning the Transaction, without notifying the Purchaser;

4.1.5.27 take active steps to rescind (or allow to lapse or be subject to any suspension) any material Authorization to which the Fund or any of its Subsidiaries is a party or by which any of them are bound or that is required in connection with the conduct of their respective businesses;

4.1.5.28 shut down, or otherwise materially reduce the number of Employees at, any establishment that the Fund or any of its Subsidiaries carry on their respective businesses other than terminations in the ordinary course, and other than in connection with the Meats Business Sale; provided that the Fund agrees to and shall cause its Subsidiaries to timely provide any notice required by Applicable Law in connection therewith including any notice required under the Worker Adjustment and Retraining Notification Act of 1988, as amended (including in connection with the Meats Business Sale);

4.1.5.29 the Fund and its Subsidiaries shall not do anything or omit to do anything that, at any material time, (i) would adversely affect the Fund’s status as a “mutual fund trust” for purposes of the Income Tax Act; or (ii) cause the Fund or any of its Subsidiaries to become subject to the SIFT Trust Provisions, and Taxes imposed thereunder, for any taxation year ending before 2011;

4.1.5.30 other than in connection with the Meats Business Sale, enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Fund or any of its Subsidiaries or any successor thereto, or that would, after the Closing, limit or restrict the Fund or any of its Subsidiaries or any successor thereto, from engaging or competing in any material line of business or in any material geographic area;

4.1.5.31 other than in connection with the Meats Business Sale and other than in the ordinary course of business or in accordance with business or marketing plans disclosed to the Purchasers, sell, assign, transfer or otherwise convey, or abandon or permit to be abandoned, cancelled, invalidated or dedicated to the public domain any material item of its owned Intellectual Property;

4.1.5.32 announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs of Subsection 4.1.5; or

4.1.5.33 issue any options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Newco to issue or sell any shares or other securities of Newco or securities or obligations of any kind convertible into or exchangeable for any shares or other securities of Newco or issue any outstanding bonds, debentures or other evidences of indebtedness of Newco having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the outstanding shares;

4.1.6 it shall (and shall cause its Subsidiaries to) (i) duly and timely file all material Tax returns required to be filed by it on or after the date hereof and all such Tax returns shall be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all Tax which is to be withheld, collected, remitted or paid by it to the extent due and payable except for any Tax contested in good faith pursuant to applicable Laws and for which there are adequate reserves in accordance with Canadian GAAP or generally accepted accounting principles in the United States, as applicable; (iii) not make or rescind any express or deemed election relating to Tax; (iv) not make a request for a Tax ruling or enter into a closing agreement with any taxing authorities; (v) not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Tax involving amounts in excess of USD$250,000 (individually or in the aggregate); and (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2007, except as may be required by applicable Law;

4.1.7 it shall duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to applicable corporate Law or securities Law;

4.1.8 it shall advise the Purchasers as soon as practicable after it or any trustee or directors of it or any of its Subsidiaries or the persons referenced in Section 1.3 acquires actual knowledge of:

(i)	the occurrence or failure to occur, of any event or state of facts, which occurrence or failure would or would be likely to (x) render any representation or warranty of the Fund Parties contained in this Agreement, if made on or as of the date of such event, untrue, inaccurate, or incomplete in any material respect (and for any representation or warranty which expressly speaks solely of a specific date, if it would have been untrue, inaccurate or incomplete in any respect on such date); or (y) result in the failure of the Fund Parties to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied on or prior to the Closing Date provided, however, that no such notification shall affect or be deemed to modify any representation or warranty, covenants or agreements of the Fund or any of its Subsidiaries set forth in this Agreement or the conditions to the obligations of the Purchasers to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and

(ii)	the occurrence of any change, effect or event that would have a Material Adverse Effect or any material governmental or third party complaints, investigations or hearings (or communications that the same may be contemplated).

4.2 Covenants Relating to the Transaction

The Fund hereby agrees that until the earlier of the Closing Date and the date on which this Agreement has been terminated pursuant to Article 9:

4.2.1 it shall recommend that the Unitholders vote in favour of the Transaction Resolutions and the Board shall not withdraw, modify or qualify such recommendation in any manner adverse to the Purchasers, except in compliance with Article 6;

4.2.2 it shall, and shall cause its Subsidiaries to, provide reasonable assistance to the Purchasers and coordinate, cooperate and consult with the Purchasers in providing such information and supplying such assistance as may be reasonably requested by the Purchasers in connection with all filings, notifications and applications required or deemed advisable by the Purchasers for purposes of obtaining required or advisable regulatory and other approvals and clearances relating to the Transaction, including the Required Consents, Investment Canada Act Approval and the Required Regulatory Approvals;

4.2.3 it shall, and shall cause its Subsidiaries to, and shall use Commercially Reasonable Efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Fund and its Subsidiaries to, provide to Purchasers all cooperation reasonably requested by Purchasers in connection with the arrangement of the Debt Financing and with any requirements in the Debt Financing Commitment Letters, including by entering into one or more credit or other agreements on terms reasonably satisfactory to Purchasers in connection with the Debt Financing immediately prior to the Closing and including using reasonable efforts with respect to (i) participation in meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, and similar documents required in connection with the Debt Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Purchasers (including a certificate of the chief executive officer or chief financial officer of any of the Fund or its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) furnishing Purchasers and their Debt Financing sources and their counsel with financial and other pertinent information regarding the Fund and its Subsidiaries as may be reasonably requested by Purchasers, (v) obtaining any necessary accountants’ comfort letter (including comfort levels customary in similar types of transactions for pro forma financial information and related adjustments), legal opinions, surveys and title insurance as reasonably requested by Purchasers, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Fund’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vii) obtaining any necessary rating agencies’ confirmation or approvals for the Debt Financing, and (viii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available as of the Closing; provided, however, that (1) no obligation of the Fund or any of its Subsidiaries under such credit or other agreement shall be effective until Closing, (2) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Fund or its Subsidiaries, and (3) neither the Fund nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Closing. Purchasers shall promptly, upon request by the Fund, reimburse the Fund for all reasonable and documented out-of-pocket costs incurred by the Fund or any of its Subsidiaries in connection with the foregoing cooperation and shall indemnify and hold harmless the Fund, its Subsidiaries and their respective directors, officers, employees, agents and other representatives and Unitholders from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Fund or its Subsidiaries), except to the extent that such losses, damages, claims, costs or expenses resulted from or arose out of the gross negligence or wilful misconduct of the Fund or any of its Subsidiaries;

4.2.4 it shall, and shall cause its Subsidiaries to, make all filings and applications legally required of it in connection with the Transaction. In this regard, it shall promptly co-operate with and provide all necessary information and documentation reasonably required by any Governmental Entity upon being requested to do so by such authority;

4.2.5 it shall use all commercially reasonable efforts to maintain the listing of the Units on the TSX until the funds are distributed to Unitholders for their Units in accordance with Section (g) of Schedule 2.2.3;

4.2.6 it shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting in any way the Transaction, this Agreement or the consummation of the transactions contemplated hereby; and

4.2.7 it shall provide or cause to be provided to the Purchaser from time to time all proxy return information with respect to the Fund Meeting on a timely basis.

4.3 Post Closing Transactions

4.3.1 The Fund Parties hereby agree to cause the transactions set out in Schedule 2.2.3 to occur and be completed in a time and manner satisfactory to the Purchasers.

4.3.2 The Fund agrees that from Closing until the earlier of the resignation of all trustees or the appointment of Trusteeco as contemplated in Schedule 2.9, it will not, without the consent in writing of the Purchasers (such consent not to be unreasonably withheld), take any actions with respect to the Fund or its Subsidiaries (at the time), other than those required to implement the post-closing steps contemplated in Schedule 2.2.3 and such other matters as may be required by applicable Law.

4.4 List of Holders

The Fund confirms to the Purchasers and agrees that it shall cause a list of Unitholders prepared by the Fund or the transfer agent of the Fund in accordance with the Declaration of Trust, and a list of holders of any other rights currently outstanding to acquire Units (with full particulars as to the purchase, exercise price and expiry date) prepared by the Fund (as well as a security position listing from CDS Clearing and Depositary Services Inc. to be delivered to the Purchasers within five Business Days (subject to any third party delays) after execution of this Agreement and, if and to the extent reasonably requested by the Purchasers, any other beneficial shareholder lists or supplemental lists setting out any changes thereto to be delivered as soon as reasonably practicable to the Purchasers, all such deliveries to be, where available, in computer-readable format, or otherwise in printed form.

4.5 Investigation

Upon reasonable notice and subject to the Confidentiality Agreement, the Fund Parties agree to continue to provide the Purchasers and their representatives with reasonable access during normal business hours to all books, records, information and files in its possession and control and access to its personnel on an as reasonably requested basis as well as reasonable access to the offices and properties of any of its Subsidiaries in order to allow the Purchasers to continue to conduct such investigations as the Purchasers may consider necessary or advisable, and further agrees to assist the Purchasers in all reasonable ways in any due diligence investigations which the Purchasers may wish to conduct. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of any other party contained in this Agreement or any document or certificate given pursuant hereto.

4.6 Unitholder Claims

The Fund shall notify the Purchasers of any claim brought by any present, former or purported holder of any securities of the Fund or its Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date, and without limiting in any way its obligations under Section 4.1, shall consult with the Purchasers regarding the defense or settlement of any such securityholder litigation and shall consider Purchasers’ views with respect to such securityholder litigation and no settlement shall be agreed to without Purchasers’ prior written consent.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Assistance with the Wind-up of the Fund

Following the Closing, the Purchasers hereby covenant and agree to take, or cause to be taken by SSI and Newco and each of their respective Subsidiaries, at no charge or consideration for overhead or otherwise, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, in each case as reasonably requested by the Fund Parties, in order to: (i) provide the Fund Parties with any information, documentation and administrative assistance it requires in order to prepare and file all Tax Returns; and (ii) assist the Fund Parties, as the case may be, in connection with (A) providing notices and information (in respect of tax matters) to the Unitholders or other securityholders, (B) ceasing to have the Units listed on the TSX, (C) ceasing to be a reporting issuer of each of the applicable provinces and territories of Canada and (D) otherwise completing all administrative matters necessary or advisable in respect of the continued existence of the Fund Parties or to properly wind-up the Fund Parties, as the case may be.

5.2 Notification of Certain Matters

Each party shall give prompt notice to the other parties of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and (b) any failure of such party, or any officer, trustee, director, employee, representative or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder to the Closing Date. In addition to the foregoing, the Fund shall give prompt notice to the Purchasers of: (i) any actual, pending or threatened material litigation or proceeding or significant change in same arising after the date hereof to the Closing Date, and (ii) any material investigation or inquiry or significant change in same by any Governmental Entity relating to the Fund or any of its Subsidiaries.

5.3 Required Securities Laws Approvals

5.3.1 Each party will promptly take such action, including obtaining any exemption orders, consents or approvals or filing any such documents, as may be required under applicable securities Law to permit the consummation of the transactions under this Agreement and to otherwise perform that party’s obligations hereunder.

5.3.2 The Fund shall, and shall cause its Subsidiaries to, use all Commercially Reasonable Efforts to obtain all Required Consents and other third party consents and approvals which are necessary for the consummation of the Transaction, the Fund Termination and the termination of CCT or other entities, as contemplated by Schedule 2.2.3.

5.4 Investment Canada Act Matters

The Purchasers agree to file or cause to be filed an application for review as prescribed by the Investment Canada Act in order to obtain the Investment Canada Approval, as soon as reasonably practicable after the date hereof and to use its reasonable efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the relevant Regulatory Authorities and to take all other commercially reasonable actions requested by the responsible Minister under the Investment Canada Act or otherwise pursuant to the Investment Canada Act which are deemed to be commercially reasonable in the Purchasers’ discretion acting reasonably, and the Fund, CBL and CL LP agree to cooperate in providing information and documentary materials reasonably required or reasonably requested for purposes of such filing as promptly as reasonably practicable and to provide such other assistance as may be reasonably requested by the Purchasers in connection with obtaining Investment Canada Approval.

5.5 Trustees’, Directors’ and Officers’ Insurance and Indemnities

5.5.1 For a period of six years after the Closing, unless otherwise required by applicable Law, the Purchasers shall indemnify the individuals who at or prior to the Closing were trustees, directors or officers (or equivalent) of the Fund or its Subsidiaries, as applicable, with respect to all acts or omissions to act by them in their capacities as such at any time prior to two days following the Closing to the fullest extent permitted by their respective certificates of incorporation, by-laws, other constating documents and indemnity agreements in effect as of the date hereof, including any amendments after the date hereof disclosed to the purchasers prior to the date hereof.

5.5.2 From and after the Closing, the Purchasers agree that for a period from the Closing Date until six years after the Closing Date, the Purchasers will provide or will cause to be provided an insurance policy with terms and conditions no less advantageous to the directors, trustees and officers of the Fund and its Subsidiaries than those contained in the Fund’s insurance policy in effect on the date hereof, for all present and former directors, trustees and officers of the Fund and its Subsidiaries, covering claims made prior to or within six years after the Closing Date arising from facts or events which occurred on or prior to two days following the Closing Date. Alternatively, the Fund or any of its Subsidiaries or the Purchasers may in their discretion purchase prior to the Closing Date an extension to the Fund’s current insurance policies, pre-paid non-cancellable run-off trustees’, directors’ and officers’ liability insurance providing such coverage for such persons on terms comparable to those contained in the Fund and each Subsidiaries’ current insurance policies, provided that the premiums for such insurance shall not exceed 300% of the premiums paid by the Fund for the 12 months ended December 31, 2007 and the Fund shall use its reasonable efforts to obtain such insurance coverage at the lowest possible price.

5.5.3 In addition to the other rights provided for in this Section 5.5, the Purchasers agree that all indemnity agreements between trustees, directors or officers of the Fund or any of its Subsidiaries, on the one hand, and any of the Fund, Newco, SSI or any of their respective Subsidiaries on the other hand, in effect as of the date hereof and including any amendments after the date hereof disclosed to the Purchasers prior to the date hereof, will continue in full force and effect following Closing or termination of this Agreement in accordance with their terms.

5.5.4 The individuals who at or prior to two days following the Closing were trustees, directors or officers (or equivalent) of the Fund and/or its Subsidiaries, as applicable, to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5. The provisions of this Section 5.5 are intended to be for the benefit of each such individual, his or her heirs and his or her representatives. The Fund is hereby constituted as trustee in favour of each such individual in respect of their rights under this Section 5.5.

5.5.5 In the event that the Purchasers, the Fund or its Subsidiaries or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or a majority of its properties and assets to any

Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such corporation or entity shall succeed to the obligations of this Section 5.5 and Sections 2.4.3.1 and 2.4.3.3.

5.6 Debt Financing

The Purchasers shall, and shall cause its Subsidiaries to, use their Commercially Reasonable Efforts to obtain the Debt Financing contemplated by the Debt Financing Commitment Letters, including using Commercially Reasonable Efforts to (i) maintain in effect the Debt Financing Commitment Letters, (ii) satisfy all conditions applicable to the Purchasers that are within their control to obtaining the Debt Financing set forth therein (including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing as and when due), (iii) negotiate and enter into definitive agreements with respect to each Debt Financing Commitment Letter on the terms and conditions contained in such Debt Financing Commitment Letter (including any flex pricing provided for therein to the extent applicable) or on other terms that would not adversely impact the ability of the Purchasers to timely consummate the Transaction (as reasonably determined by the Purchaser), and (iv) consummate the Debt Financing at or prior to the Closing Date but in no event later than the Outside Date. Subject to the immediately following sentence, the Purchasers shall not, without the prior written consent of the Fund, amend, modify, waive or supplement or agree to any amendment, modification, waiver, or supplement of (including in the definitive documents) (x) any of the conditions or contingencies to funding contained in any Debt Financing Commitment Letter, or (y) any other provision of any Debt Financing Commitment Letter, in either case if such amendment, modification, waiver or supplement would reasonably be expected to have the effect of materially preventing the Closing Date from occurring prior to the Outside Date or making the funding of the Debt Financing materially less likely to occur (it being acknowledged and agreed that the Purchasers may replace or amend any Debt Financing Commitment Letter to add lenders or agents who had not executed such Debt Financing Commitment Letter as of the date hereof). In the event that any portion of the Debt Financing contemplated by the Debt Financing Commitment Letters becomes unavailable other than due to a breach by any of the Fund Parties under this Agreement (including a breach of representations and warranties of the Fund Parties or covenants of the Fund Parties or a failure of a condition to be satisfied by the Fund Parties), Purchasers shall notify the Fund and use their Commercially Reasonable Efforts to arrange alternative financing from the same or other sources on terms and conditions not materially less favourable on the whole to the Purchasers (as determined by the Purchasers acting reasonably) than those contained in the applicable Debt Financing Commitment Letter as of the date hereof, and in amount sufficient to consummate the transactions contemplated hereby on the terms and conditions set forth herein on or before the Outside Date. Purchasers shall use their Commercially Reasonable Efforts to satisfy all conditions applicable to Purchasers that are within their control required to be satisfied on or prior to Closing in the definitive agreements pursuant to which the Debt Financing will be obtained. Purchasers shall give the Fund reasonably prompt notice of any breach by any party to any Debt Financing Commitment Letter of which a Purchaser becomes aware or any termination of any Debt Financing Commitment Letter. Upon the Fund’s reasonable request, Purchasers shall provide the Fund information in reasonable detail with respect to the status of the Debt Financing.

5.7 HSR Act

If required by law, the Fund and Purchasers shall promptly, and in any event within 7 days after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Transaction. The Fund and Purchasers shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentations and (b) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of the Fund and Purchasers shall (i) give the other party prompt notice of the commencement of any legal proceedings by or before any Governmental Entity with respect to any of the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the acquisition. The Fund and Purchasers will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar legal proceeding, each of the Fund and Purchasers will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

ARTICLE 6

NON-SOLICITATION, ACQUISITION PROPOSALS,

CHANGES IN RECOMMENDATION, ETC.

6.1 Non-Solicitation

6.1.1 Except as otherwise provided in this Article 6, the Fund Parties agree until the Closing Date:

(i)	not to directly or indirectly, through any officer, trustee, director, employee, representative, advisor or agent of or to the Fund or of any of its Subsidiaries, solicit, assist, initiate, invite, or knowingly encourage or facilitate (including by way of furnishing information regarding the Fund or any of its Subsidiaries, permitting any visit or affording access to any facilities or properties, assets, books, records or other non-public information of the Fund or any of its Subsidiaries, or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or offers or other efforts or attempts that constitute or may reasonably be expected to lead to an Acquisition Proposal or participate in any discussions or negotiations or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person regarding any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal;

(ii)	not to withdraw, modify, or qualify, or propose publicly to withdraw, modify, or qualify in a manner adverse to the Purchasers the approval and recommendation of the Board of the transactions (including the recommendation of the Board in favour of the Transaction Resolutions) contemplated hereby;

(iii)	not to accept or approve or recommend, or propose publicly to accept, approve or recommend, any Acquisition Proposal or cause the Fund or any of its Subsidiaries to accept or enter into any letter of intent, agreement, arrangement, understanding or undertaking in respect of or relating to any Acquisition Proposal;

(iv)	not to release or permit the release of any third party from or waive any confidentiality, non-solicitation or standstill obligation to the Fund or any of its Subsidiaries, provided that this clause (iv) shall not prevent the Fund or its Subsidiaries or the Board from considering and accepting any Superior Proposal if the other provisions of this Article 6 are complied with; and

(v)	not to enter into any Contract requiring any of the Fund Parties to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.

6.1.2 Notwithstanding Section 6.1.1, the Fund shall retain the ability to directly or indirectly, through any officer, trustee, director, employee, representative, advisor or agent of or to the Fund or any of its Subsidiaries, solicit, assist, initiate, invite, or knowingly encourage or facilitate (including by way of furnishing information regarding the Fund or any of its Subsidiaries to any Person, permitting any visit or affording access by such Person to any facilities or properties of the Fund or any of its Subsidiaries pursuant to a confidentiality agreement that (x) contains confidentiality and standstill provisions that are no less favourable to the Fund on the whole in the Fund’s opinion acting reasonably than those contained in the Confidentiality Agreement, and (y) does not contain provisions prohibiting any of the Fund Parties from complying with any of its obligations in Section 6.2.1, or from entering into any form of agreement, arrangement or understanding) any inquiries, proposals or offers from third parties which may lead to an Acquisition Proposal, and shall be entitled to discuss and negotiate an Acquisition Proposal or a potential Acquisition Proposal with one or more third parties, at any time from the date hereof up to and including November 9, 2008 (the “Go-Shop Period”), provided that the Fund fulfills its obligations under Sections 6.2 to 6.7 of this Agreement and provided that such activity is intended to solicit a Superior Proposal. From and after the end of the Go-Shop Period and subject to this Article 6, the Fund shall and shall cause its Subsidiaries to immediately:

(i)	cease and cause to be terminated any existing solicitations, encouragements, activities, discussions or negotiations with any Person, and all of its officers, trustees, directors, employees, representatives, advisors or agents (other than the Purchasers or affiliates of the Purchasers) with respect to any potential Acquisition Proposal whether or not initiated by the Fund or any of its Subsidiaries; and

(ii)	cease to provide any Person or any of its officers, trustees, directors, representatives, employees, advisors or agents (other than the Purchasers or affiliates of the Purchasers) with access to any information concerning the Fund and its Subsidiaries and shall promptly request the return or destruction within five Business Days of all confidential information provided to any third party that has entered into a confidentiality agreement with the Fund regarding any potential Acquisition Proposal and shall use Commercially Reasonable Efforts to ensure that such requests are honoured;

provided that the Fund may continue to provide access to information (and not request the return of destruction of information) and have discussions and negotiate with any bona fide third party (as determined by the Board in its sole discretion) who has submitted an Acquisition Proposal to the Fund during the Go-Shop Period that the Board after consultation with its financial advisors and outside legal counsel, believes is a Superior Proposal.

6.2 Notification of Acquisition Proposals

6.2.1 During the Go-Shop Period, the Fund shall notify the Purchasers of the receipt of any bona fide written Acquisition Proposal that is a Superior Proposal. Such notice to the Purchasers shall be made promptly and in any event in writing within 24 hours of such determination. At the time of giving such notice to the Purchasers, the Fund shall provide the Purchasers with a copy of any confidentiality agreement entered into with the Person (which must: (i) contain confidentiality and standstill provisions that are no less favourable to the Fund as a whole in the Fund’s opinion acting reasonably than those contained in the Confidentiality Agreement, and (ii) not contain provisions prohibiting any of the Fund Parties from complying with any of its obligations in this Section 6.2.1) making the Acquisition Proposal as well as any such Acquisition Proposal or a summary of the material terms thereof, together with such other details of the Acquisition Proposal that the Purchasers may reasonably request, including the identity of the Person making the Acquisition Proposal. The Fund shall keep the Purchasers fully informed of, the negotiations relating to, status and general progress of, including any change to any material term of, such Acquisition Proposal.

6.2.2 From and after the end of the Go-Shop Period and subject to this Article 6, until the Closing Date, the Fund shall promptly notify the Purchasers and in any event in writing within 24 hours after receipt, of any Acquisition Proposal, any proposals, inquiries, offers or requests relating to or constituting an Acquisition Proposal of which the Fund’s trustees or any director, officer, representative or agent of it or any of its Subsidiaries becomes aware, or any amendments to the foregoing, or any request

(whether written or oral) for discussions or negotiations relating to an Acquisition Proposal, or any requests for information relating to the Fund or any of its Subsidiaries or for access to the properties, or Books and Records in each case relating to an Acquisition Proposal, and such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer or request (including any amendment thereto). The Fund shall also provide to the Purchasers a copy of (i) any written notice or other written communication from any Person informing it or its Subsidiaries that such Person is considering making, or has made, an Acquisition Proposal, (ii) any Acquisition Proposal (or any amendment thereto), or (iii) such other details of any such Acquisition Proposal that Purchasers may reasonably request, including the identity of the Person making the Acquisition Proposal. The Fund shall keep the Purchasers fully informed of the status, including any change to any material term of any such Acquisition Proposal (as promptly as practical and in any event within 24 hours).

6.3 Access to Information; Discussions and Negotiations

6.3.1 If during the Go-Shop Period the Fund or any of its Subsidiaries receives a written request from a Person for any non-public information relating to the Fund and/or its Subsidiaries or any of them in connection with any Acquisition Proposal, or for access to the properties or Books and Records from a Person in connection with an Acquisition Proposal and provided that the Fund has complied with Section 6.2:

(i)	the Fund may, subject to entering into a confidentiality and standstill agreement with such Person (which must: (x) contain confidentiality and standstill provisions that are no less favourable to the Fund as a whole in the Fund’s opinion acting reasonably than those contained in the Confidentiality Agreement, and (y) not contain provisions prohibiting any of the Fund Parties from complying with any of its obligations in Article 6), provide such Person with such information or access to the properties and Books and Records of the Fund and its Subsidiaries; and

(ii)	the Fund shall provide to the Purchasers on a weekly basis a list of or copies of the information and access to similar information as that provided to such Person, except to the extent such information was already provided or made available to the Purchasers.

6.3.2 If, following the end of the Go-Shop Period the Fund or any of its Subsidiaries receives a bona fide written request for any non-public information relating to the Fund and/or its Subsidiaries or any of them from a Person in connection with any Acquisition Proposal, or for access to the properties, or Books and Records from a Person in connection with any Acquisition Proposal, and the Board determines in good faith, after consultation with financial advisors and outside legal advisors, that the failure to take such action would breach the Board’s fiduciary duties and that such Acquisition Proposal is a Superior Proposal, and the Acquisition Proposal did not result from a breach of this Article 6, then and only in such case, and provided the Fund Parties have complied with Section 6.2:

(i)	prior to the Fund Meeting, the Fund may, subject to entering into with such Person a confidentiality and standstill agreement (which must: (x) contain confidentiality and standstill provisions that are no less favourable to the Fund as a whole in the Fund’s opinion acting reasonably than those contained in the Confidentiality Agreement, and (y) not contain provisions prohibiting any of the Fund Parties from complying with any of its obligations in Article 6), provide such Person with such information or access to the properties and Books and Records of the Fund and its Subsidiaries;

(ii)	the Fund shall provide to the Purchasers on a weekly basis a list of or copies of the information and access to similar information as that provided to such Person, except to the extent such information was already provided or made available to the Purchasers; and

(iii)	prior to the Fund Meeting, the Fund may consider and participate in any discussions or negotiations in respect of such Acquisition Proposal.

The Purchasers agree that all information that may be provided to them pursuant to this Section 6.3 shall be treated as if it were “Confidential Information” as that term is defined in the Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce their rights under this Agreement in legal proceedings or to otherwise take advantage of its rights under this Agreement.

The Fund shall ensure that its officers, trustees, representatives and agents and its Subsidiaries and their officers and directors, representatives and agents and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 6.3 and it shall be responsible for any breach of this Section 6.3 by all such parties.

6.4 Changes in Recommendation; Approval of Superior Proposal

If the Fund or any of its Subsidiaries receives an Acquisition Proposal either during or following the Go-Shop Period that did not result from a breach of Article 6, the Board may withdraw, modify or qualify in a manner adverse to the Purchasers its approval or recommendation of the transactions contemplated hereby (including the recommendation of the Board in favour of the Transaction Resolutions) and accept, approve, recommend or enter into any agreement (in addition to any confidentiality and standstill agreement which may have been entered into in accordance with Sections 6.3.1 or 6.3.2), arrangement or understanding (subject to Section 6.5) in respect of such Acquisition Proposal if:

(i)	the Fund Meeting shall not have occurred;

(ii)	the Board has determined in good faith, after consulting with its outside legal and financial advisors, that it would be necessary to take such action to fulfill its fiduciary duties and that such Acquisition Proposal constitutes a Superior Proposal;

(iii)	the Fund has given prompt, written notice to the Purchasers that the Board has determined that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal and its intention to withdraw, modify or qualify in an adverse manner its approval or recommendation of the transactions contemplated hereby (including the recommendation of the Board in favour of the Transaction Resolutions) along with a copy of the agreement, understanding or arrangement the Fund or any of its Subsidiaries proposes to enter into in respect of the Superior Proposal and, in the case of a Superior Proposal that includes non-cash consideration, the value or range of values attributed by the Board in good faith to such non-cash consideration after consultation with its financial advisors and after considering the liquidity, Tax and other relevant implications or considerations relating to the non-cash consideration, in all cases at least five Business Days prior to the date on which the Board proposes to accept, approve, recommend or enter into an agreement relating to such Superior Proposal or to withdraw, modify or qualify its recommendation;

(iv)	to the extent that the Fund provides the written notice contemplated in clause (iii) on a date that is less than five Business Days prior to the Fund Meeting, the Fund shall adjourn the Fund Meeting to a date that is not less than five Business Days after the date the Fund provided such notice;

(v)	the Fund Parties have complied with Section 4.2.1 and this Article 6;

(vi)	a period of five Business Days (the “Notice Period”) shall have elapsed from the date the Purchasers received the notice and other documentation referred to in subsection (iii) and, if the Purchasers have proposed to amend the terms of this Agreement in accordance with Section 6.5, the Board (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amended terms of this Agreement; and

(vii)	the Purchasers Expenses and either the Go-Shop Termination Fee or the Termination Fee as set out in Section 10.2.1 shall have been paid to the Purchasers.

6.5 Right to Match

The Purchasers may, but are not required to, during the Notice Period, offer in writing to amend the terms of this Agreement and the Transaction and, if they so do, then the Board shall review any such offer in good faith, in consultation with its financial and outside legal advisors and, if the Board:

6.5.1	determines that the Acquisition Proposal would thereby cease to be a Superior Proposal:

(i)	if the Acquisition Proposal was received during the Go-Shop Period, then notwithstanding Section 6.1.2, for a period of five Business Days following the expiry of the Notice Period (the “Subsequent Notice Period”) the Go-Shop Period shall be extended with respect to the party that made such Superior Proposal (and for greater certainty, the activities otherwise prohibited by Sections 6.1.2(i) and (ii) shall be permitted in relation to such party) provided that if during the Subsequent Notice Period such party amends such Acquisition Proposal so that such Acquisition Proposal (as amended) constitutes a Superior Proposal, the Fund will so notify the Purchasers and the provisions of this Section 6.5.1 and 6.4 shall again apply (as many times as is necessary). For greater clarity, the Closing Date, the Outside Date, and date of the Fund Meeting as set out in Section 2.6 shall each be delayed one Business Day for each Business Day that the Notice Periods and Subsequent Notice Periods extend beyond the original Go-Shop Period, and

(ii)	if the Acquisition Proposal was received after the end of the Go-Shop Period, it will cause the Fund Parties to enter into an amendment to this Agreement reflecting the offer by the Purchasers to amend the terms of the Transaction, or

6.5.2 determines, following compliance with Article 6 (including Section 6.4(vi)), that the Acquisition Proposal would nonetheless remain a Superior Proposal and therefore rejects the Purchasers’ offer to amend the terms of this Agreement and the Transaction, the Fund Parties may terminate this Agreement provided however, that the Fund must pay the Purchasers Expenses and either the Go-Shop Termination Fee or the Termination Fee as set out in Section 10.2.1 prior to the termination of this Agreement and the entering into of a definitive agreement in respect of the Superior Proposal.

6.6 Amendments to Acquisition Proposals

6.6.1 The Board shall reaffirm its recommendation of this Agreement and that the Unitholders vote for the Transaction Resolutions by press release within two Business Days after the Board determines that a proposed amendment to the terms of this Agreement would result in an Acquisition Proposal not being a Superior Proposal, and the Purchasers have so amended the terms of this Agreement. The Purchasers and the Purchasers’ Counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Fund, acting reasonably.

6.6.2 Nothing in this Agreement shall prevent the Board from preparing and delivering a trustees’ circular as required by applicable securities Laws provided that the Board complies with this Agreement, including the foregoing provisions of this Article 6, in preparing and delivering the trustees’ circular.

6.6.3 For greater certainty, any material amendment of an Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Article 6.

6.7 Reaffirmation of Recommendation

6.7.1 If a bona fide written Acquisition Proposal that does not trigger the events as set out in 10.1.3 is made to the Fund or any of its Subsidiaries prior to the Closing Date, the Board shall, within five days, make a determination as to whether such Acquisition Proposal constitutes a Superior Proposal.

6.7.2 If the Board fails to make such determination within five days and notify the Purchasers in accordance with Section 6.4(iii), the Purchasers, acting reasonably, may make a written request that the Board reaffirm its recommendation of this Agreement and that the Unitholders vote for the Transaction Resolutions, and the Board shall so reaffirm by press release within one Business Day after such written request by the Purchasers.

ARTICLE 7

FURTHER ASSURANCES AND CONDITIONS

7.1 Satisfaction of Conditions of the Transaction

Subject to the conditions herein provided, each party hereto agrees to use and to cause its respective Subsidiaries to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by this Agreement, including the execution and delivery of such documents as the other party hereto may reasonably require, and, without limiting the generality of the foregoing, shall use reasonable efforts to:

7.1.1 obtain all necessary government or regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) and waiver or expiration of all waiting or suspensory periods, in each case required to be obtained by it, and the Required Consents and Required Regulatory Approvals;

7.1.2 satisfy (or cause the satisfaction of) the conditions set forth in this Article 7, the satisfaction of which are under its control;

7.1.3 oppose, lift or rescind any cease trade order, injunction or other prohibition or other order which adversely affects the Purchaser’s or Fund Parties’ ability to consummate the Transaction; and

7.1.4 effect all necessary registrations, filings and applications under all applicable Laws.

Each of the parties hereto, where appropriate, shall reasonably co-operate with the other in taking such actions. For greater certainty and, notwithstanding anything in this Agreement to the contrary, the Purchasers are under no obligation to take any steps or action in connection with Investment Canada Act Approval that would, in the discretion of the Purchasers acting reasonably, result in a Canadian Material Adverse Effect.

For greater certainty, to the extent certain efforts are specified in a provision of this Agreement, the parties shall only be obligated to take such specified efforts set forth therein irrespective of whether such efforts are more or less stringent than the general obligations to use certain efforts specified in this Section 7.1, and the general obligations to use certain efforts in this Section 7.1 shall not override any specific obligations set out elsewhere in this Agreement.

7.2 Mutual Conditions Precedent

The respective obligations of each party to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing Date, of the following conditions precedent and the parties shall cause such conditions to be fulfilled insofar as they relate to matters within their respective control:

7.2.1 the Transaction Resolutions shall have been approved at the Fund Meeting as required by the Declaration of Trust;

7.2.2 there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation, against the Purchasers or the Fund Parties which shall restrain, enjoin or otherwise prevent the consummation of the Transaction, and no Governmental Entity shall have enacted, issued, promulgated or entered into any Law, or amended any existing Law, which has the effect of making the Transaction illegal or otherwise preventing its completion;

7.2.3 the Required Regulatory Approvals, the failure of which to obtain would prevent or make illegal the completion of the Transaction, shall have been obtained and any waiting period in respect of the Required Regulatory Approvals shall have expired or been terminated; and

7.2.4 this Agreement shall not have been terminated pursuant to Article 9.

The foregoing conditions are for the mutual benefit of the parties hereto, and may be waived in respect of a party hereto, in whole or in part by such party hereto in writing at any time in its sole discretion. No party may rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by such party of its obligations under this Agreement if any such conditions precedent would have been satisfied but for the material default by such party in its compliance with its obligations hereunder.

7.3 Additional Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchasers to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment at or before the Closing Date of each of the following conditions precedent:

7.3.1 no act, action, suit or proceeding shall have been taken or threatened in writing before or by any domestic or foreign court or tribunal or Governmental Entity: (i) seeking to prohibit or restrict the acquisition by the Purchasers of the SSI Shares and Newco Shares, or any of them, seeking to restrain or prohibit the consummation of the Transaction or seeking to obtain from the Purchasers or the Fund Parties any material damages directly or indirectly in connection with the Transaction; (ii) seeking to impose limitations on the ability of the Purchasers to acquire or hold, or exercise full rights of ownership of, the SSI Shares or Newco Shares; (iii) seeking to prohibit the Purchasers from effectively controlling in any material respect the business or operations of the Fund or any of its Subsidiaries; or (iv) which, if successful would have a Material Adverse Effect;

7.3.2 following the date hereof there shall not have been any Material Adverse Effect;

7.3.3 the Investment Canada Approval shall each have been obtained or received and on terms that are satisfactory to the Purchasers, acting reasonably, and reasonably satisfactory evidence thereof shall have been delivered to the Purchasers;

7.3.4 (i) all representations and warranties of the Fund Parties (other than the Fundamental Representations) not qualified by materiality or Material Adverse Effect shall be true and correct except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect, (ii) all representations and warranties of the Fund Parties qualified by references to materiality or to Material Adverse Effect shall be true and correct, and (iii) the Fundamental Representations shall be true and correct in all material respects, in each case as if made on and as of the Closing Date (except in each case to the extent that such representations and warranties speak as to an earlier date, in which event such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such earlier date), and the Purchasers shall have received a certificate of two senior officers of a Subsidiary as attorney for the Fund (in each case without personal liability) addressed to the Purchasers and dated as of the Closing Date confirming the same, such certificate to be in form and substance satisfactory to the Purchasers, acting reasonably;

7.3.5 each of the Fund Parties shall have complied in all material respects with all covenants in this Agreement that are to be complied with by them at or before the Closing Date, and the Purchasers shall have received a certificate of two senior officers of a Subsidiary of the Fund as attorney for the Fund (in each case without personal liability) addressed to the Purchasers and dated as of the Closing Date confirming the same, such certificate to be in form and substance satisfactory to the Purchasers, acting reasonably;

7.3.6 the Fund shall have delivered or caused to be delivered to the Purchasers a duly and properly executed certificate, dated as of the Closing Date, certifying that SSI is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code in the form attached as Schedule 7.3.6 hereto;

7.3.7 the Contribution and each of the other Pre-Closing Transactions shall have occurred and been completed in a manner satisfactory to the Purchasers acting reasonably; and

7.3.8 since the date hereof, there has not occurred (A) a material disruption of, (B) a material adverse change in, or (C) an absence of, banking or credit markets, in each case such that new issuances of leveraged loans in transactions comparable to the Transaction are not being made on terms substantially similar to those set forth in the Debt Financing Commitment Letters; provided that unless the lenders (or any of them) have either (X) withdrawn or terminated the applicable Debt Financing or (Y) failed to provide the applicable Debt Financing in accordance with the terms of the applicable Debt Financing Commitment Letters upon the Purchasers’ request to provide such financing, the Purchasers may not rely on the failure of this condition.

The foregoing conditions will be for the sole benefit of the Purchasers and may be waived by them in whole or in part at any time at its sole discretion. The Purchasers may not rely on the failure to satisfy any conditions precedent in their favour in this Article 7 if the condition precedent was not satisfied solely as a result of the Purchasers not complying with their obligations under this Agreement.

For further certainty, a representation or warranty that contains a monetary threshold will not be deemed to be qualified by materiality for the purposes of Section 7.3.4 for that reason alone.

7.4 Additional Conditions Precedent to the Obligations of the Fund Parties

The obligations of the Fund Parties to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment, at or before the Closing Date, of each of the following conditions precedent:

7.4.1 (i) all representations and warranties of each Purchaser not qualified by materiality shall be true and correct in all material respects, and (ii) all representations and warranties of each Purchaser qualified by references to materiality shall be true and correct, in either case as if made on and as of the Closing Date (except in each case to the extent that such representations and warranties speak as to an earlier date, in which event such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such earlier date), and the Fund shall have received certificates of two senior officers of each of the Purchasers (in each case without personal liability) addressed to the Fund and dated as of the Closing Date confirming the same, such certificate to be in form and substance satisfactory to the Fund, acting reasonably;

7.4.2 the Purchasers shall have complied in all material respects with all covenants in this Agreement that are to be complied with at or before the Closing Date, and the Fund shall have received certificates of two senior officers of each of the Purchasers (in each case without personal liability) addressed to the Fund and dated as of the Closing Date confirming the same, such certificate to be in form and substance satisfactory to the Fund acting reasonably;

7.4.3 the Credit Facility Debt shall be repaid by the Purchaser prior to or simultaneously with Closing except for any Credit Facility Debt that shall be repaid pursuant to Schedule 2.2.3;

7.4.4 no act, action, suit or proceeding shall have been taken or threatened in writing before or by any Governmental Entity seeking to prohibit or restrict the sale by the Fund Parties of the Purchased Shares, or any of them, seeking to restrain or prohibit the consummation of the Transaction or seeking to obtain from the Purchasers or the Fund Parties any material damages directly or indirectly in connection with the Transaction; and

7.4.5 the Purchasers shall deliver undertakings satisfactory to the Fund acting reasonably with respect to the preservation in all material respects of the rights of the parties indemnified under the indemnity agreements disclosed in the Disclosure Letter and providing for the satisfactory assumption of the liabilities thereunder.

The foregoing conditions will be for the sole benefit of the Fund Parties and may be waived by the Fund Parties in whole or in part at any time at their sole discretion. The Fund Parties may not rely on the failure to satisfy any conditions precedent in their favour in this Article 7 if the condition precedent was not satisfied solely as a result of the Fund Parties not complying with their obligations under this Agreement.

For further certainty, a representation or warranty that contains a monetary threshold will not be deemed to be qualified by materiality for the purposes of Section 7.4.1 for that reason alone.

ARTICLE 8

CLOSING

8.1 Closing

Unless otherwise agreed by the Purchasers and the Fund, and subject to Section 6.5.1(i), the Closing shall occur at 9:00 a.m. (Eastern time) on the later of (i) the Business Day that is five Business Days following the date of Fund Meeting, and (ii) the Business Day that is five Business Days following the date that the last of the conditions set forth in Sections 7.3 and 7.4 shall have been satisfied or waived (other than those that by their nature will not be satisfied until the Closing Date), provided that if the application of (i) or (ii) herein would result in the Closing occurring on a day that falls after the Outside Date, then the Closing shall occur on the Outside Date.

8.2 Closing Procedures

Subject to satisfaction or waiver by the relevant party of the conditions of Closing at the Closing, on and subject to the terms of Article 2, the Fund, CBL and CL LP shall sell, transfer, convey, assign and deliver the Purchased Shares and the necessary deeds, conveyances, assurances, transfers and assignments and any other instruments necessary or reasonably required to transfer all of the Fund’s, CBL’s and CL LP’s respective right, title and interest (legal and beneficial) in and to the Purchased Shares to the Purchasers with a good title free and clear of all Liens, other than those in connection with the Credit Facilities which shall be released simultaneously with the Closing of the Transaction, and complete the transactions contemplated hereby and the Purchasers shall pay the Purchase Price and shall deliver such documents (including an assumption agreement with respect to the Assumed Liabilities) as are reasonably required or contemplated to be delivered to the Fund or its Subsidiaries as contemplated by this Agreement. In addition, the Fund, CBL and CL LP will deliver resignations, with effect as at and from Closing, of the Board and of the directors of CBL as well as such other directors and officers of the Subsidiaries of the Fund identified by the Purchasers prior to Closing, and releases from individuals identified by the Purchaser prior to Closing of all claims they may have against such Subsidiaries (other than in respect of rights to indemnification).

8.3 Payment of Distributions

At Closing, the Fund shall pay to Unitholders the aggregate amount of any Monthly Distributions that have been declared in accordance with past practice but, as of the Closing, are unpaid.

ARTICLE 9

TERM AND TERMINATION

9.1 Term

Except as expressly provided herein, this Agreement shall be effective from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms.

9.2 Termination by Mutual Consent

This Agreement may be terminated at any time by mutual written agreement of all of the parties hereto.

9.3 Termination by the Fund

The Fund may, when neither it nor any Fund Party is in default in any material respect in the performance of its obligations under this Agreement or in breach of its respective representations and warranties herein (except in connection with a termination pursuant to Section 9.3.3), without prejudice to any other rights other than as provided in Section 10.4, terminate their obligations under this Agreement by written notice to the Purchasers if:

9.3.1 the Transaction has not been consummated on or prior to the Outside Date (otherwise than as a result of a breach by the Fund Parties of any of their respective covenants or obligations hereunder) and provided that the Fund may not terminate this Agreement pursuant to this Section 9.3.1 if, at the proposed time of such termination, any condition in Section 7.3.3, 7.3.4, 7.3.5 and 7.3.6 has not been satisfied as a result of the action or inaction of the Fund Parties;

9.3.2 any of the representations and warranties of the Purchasers herein becomes untrue or inaccurate after the date hereof such that the condition contained in

Section 7.4.1 would not be satisfied on or prior to the Outside Date and, if such untruth or inaccuracy is curable, such untruth or inaccuracy has not been cured within 30 days after written notice of the untruth or inaccuracy is given to the Purchasers by the Fund Parties, or there has been a breach on the part of the Purchasers of any of their covenants or agreements herein such that the condition in Section 7.4.2 would not be satisfied on or prior to the Outside Date and, if such breach is curable, such breach has not been cured within 30 days after written notice of the breach given to the Purchasers by the Fund;

9.3.3 there shall have been passed any Law which has the effect of making the consummation of the Transaction illegal or otherwise preventing or prohibiting the consummation of the Transaction;

9.3.4 the Transaction Resolutions shall have not been approved at the Fund Meeting in the manner contemplated in Section 7.2.1; or

9.3.5 as provided for in, and in accordance with, Sections 6.4 and 6.5.2;

provided that if a Termination Fee Event shall have occurred or if Purchasers Expenses shall have become payable under Section 10.2.4, no termination under this Section 9.3 shall be effective unless and until the Fund shall have paid to the Purchasers either (i) the Purchasers Expenses and either the Go-Shop Termination Fee or the Termination Fee pursuant to Sections 10.2.1 and 10.2.3, or (ii) the Purchasers Expenses pursuant to Section 10.2.4, as applicable.

9.4 Termination by Purchaser

The Purchasers may, when neither is in default in any material respect in the performance of its obligations under this Agreement or in breach of its representations and warranties contained herein (except in connection with a termination pursuant to Section 9.4.5 or 9.4.6), without prejudice to any other rights other than as provided in Section 10.4, terminate their obligations under this Agreement by written notice to the Fund if:

9.4.1 the Transaction has not been consummated on or prior to the Outside Date (otherwise than as a result of a breach by any of the Purchasers of any of their covenants or obligations hereunder) and provided that the Purchasers may not terminate this Agreement pursuant to this Section 9.4.1 if, at the proposed time of such termination, any condition in Section 7.4.1, 7.4.2, 7.4.3 and 7.4.5 has not been satisfied as a result of the action or inaction of either of the Purchasers;

9.4.2 a Termination Fee Event in Sections 10.1.1, 10.1.2, 10.1.3 or 10.1.4(i) shall have occurred;

9.4.3 any of the representations and warranties of the Fund Parties herein become untrue or inaccurate such that the condition contained in Section 7.3.4 would not be satisfied on or prior to the Outside Date and, if such untruth or inaccuracy is curable, such untruth or inaccuracy has not been cured within 30 days after written notice of the untruth or inaccuracy is given to the Fund by the Purchasers, or there has been a breach on the part of any of the Fund Parties of any of its covenants or agreements herein such that the condition in Section 7.3.5 would not be satisfied on or prior to the Outside Date and, if such breach is curable, such breach has not been cured within 30 days after written notice of the breach given to the Fund by the Purchasers;

9.4.4 the Transaction Resolutions shall have not been approved at the Fund Meeting in the manner contemplated in Section 7.2.1;

9.4.5 there shall have been passed any Law which has the effect of making the consummation of the Transaction illegal or otherwise preventing or prohibiting the consummation of the Transaction; or

9.4.6 there shall have occurred a Material Adverse Effect since the date of this Agreement.

9.5 Effect of Termination

In the event of the termination of this Agreement as provided in Section 9.3 or Section 9.4, this Agreement (except for (i) Article 10 and Section 11.11, and (ii) the Confidentiality Agreement, pursuant to Section 11.12, which shall survive termination) shall forthwith become void and cease to have any force or effect without any liability (except as set out herein) on the part of any party hereto or any of its affiliates.

ARTICLE 10

TERMINATION FEES AND EXPENSES

10.1 Termination Fee Event

A “Termination Fee Event” shall occur if:

10.1.1 prior to the Closing Date the Board fails to recommend (either initially or as may be required pursuant to Section 6.7), withdraws, modifies or qualifies in a manner adverse to the Purchasers their approval or recommendation of the Transactions (including the recommendation of the Board in favour of the Transaction Resolutions);

10.1.2 prior to the Closing Date the Board or the board of a Subsidiary approves, recommends, accepts, or enters into, or any Subsidiary of the Fund enters into, any agreement, understanding, or arrangement with respect to any Superior Proposal;

10.1.3 prior to the Closing Date where an Acquisition Proposal has been publicly announced by any Person and the Board fails to reaffirm its recommendation in favour of the Transaction by press release (i) within five days after the public announcement or commencement of any such Acquisition Proposal, or (ii) by the time of holding the Fund Meeting where any such Acquisition Proposal is publicly announced less than five days prior to the time for holding the Fund Meeting provided in the case of (ii) the Fund shall be permitted to adjourn the Fund Meeting for a period not exceeding five days (but not extending past the Outside Date);

10.1.4 1.4 (i) the Purchaser terminates this Agreement pursuant to Section 9.4.3 and the untruth or inaccuracy of the representations or warranties or breach of covenants of the Fund Parties as set out in Section 9.4.3 occurs as a result of fraudulent or wilful misconduct by a Fund Party; or (ii) the Purchaser terminates this Agreement pursuant to Section 9.4.3 and within 6 months of such termination, the Fund or any of its Subsidiaries enters into an agreement with respect to an Acquisition Proposal; or

10.1.5 (i) this Agreement is terminated (otherwise than as a result of a breach by the Purchasers of any of their covenants, representations, warranties or obligations hereunder unless such is due to a breach by any of the Fund Parties of its obligations hereunder); (ii) after the date hereof and prior to the date of the Fund Meeting an Acquisition Proposal has been publicly announced (whether or not conditional and whether or not withdrawn); (iii) the Transaction Resolutions are not approved at the Fund Meeting as set out in Section 7.2.1; and (iv) within 6 months of any such termination, the Fund or any of its Subsidiaries enters into an agreement with respect to an Acquisition Proposal.

provided in each case, neither Purchaser is in material default in the performance of its obligations under this Agreement.

10.2 Payment of Termination Fee and Expenses

10.2.1 If this Agreement is terminated by the Purchasers pursuant to Section 9.4.2 or by the Fund pursuant to Section 9.3.5 the Fund shall pay to the Purchasers the Purchasers Expenses to a maximum of $3.5 million, plus a fee in the amount of:

(i)	$12 million (the “Go-Shop Termination Fee”) if (x) the Superior Proposal pursuant to which the Termination Fee Event occurred was received by the Fund or any of its Subsidiaries during the Go-Shop Period or, (y) no Superior Proposal was involved and the Termination Fee Event occurred during the Go-Shop Period, or

(ii)	$20.6 million (the “Termination Fee”) if (x) the Acquisition Proposal or Superior Proposal pursuant to which the Termination Fee Event occurred was received by the Fund or any of its Subsidiaries following the Go-Shop Period or, (y) no Acquisition Proposal or Superior Proposal was involved and the Termination Fee Event occurred following the Go-Shop Period.

10.2.2 If a Termination Fee Event in Section 10.1.4(ii) or 10.1.5 occurs, the Fund shall pay to the Purchasers (i) the Termination Fee and (ii) if not already paid, the Purchasers Expenses to a maximum of $3.5 million.

10.2.3 If payable under Section 10.2.1 or 10.2.2 the Purchasers Expenses and either the Go-Shop Termination Fee or Termination Fee, as applicable, shall be paid to the Purchasers by wire transfer no later than the second Business Day following the termination of this Agreement, unless: (i) this Agreement is proposed to be terminated by the Fund pursuant to Section 9.3.5, in which case the Fund shall pay the Purchasers Expenses and either the Go-Shop Termination Fee or Termination Fee, as applicable, to the Purchaser prior to or contemporaneously with the termination of this Agreement; or

(ii) where the Fund or any of its Subsidiaries enters into an agreement with a Person in the circumstances described in Section 10.1.5 or 10.1.4(ii), the Fund shall pay the Purchasers Expenses to a maximum of $3.5 million and either the Go-Shop Termination Fee or Termination Fee, as applicable, to the Purchasers prior to or contemporaneously with the entering into of such agreement, provided that if the Fund has previously paid any amounts under Sections 10.2.1 or 10.2.4, such amounts shall be deducted from any payment pursuant to clause (ii).

10.2.4 If this Agreement has been terminated by the Purchasers pursuant to Sections 9.4.3 or 9.4.4 or by the Fund pursuant to Section 9.3.4 then the Fund shall pay to the Purchasers the Purchasers Expenses to a maximum of $2.5 million within two Business days following the termination of this Agreement.

10.3 Reverse Break Fee and Reverse Expense Fee

10.3.1 In the event that this Agreement has been terminated (i) by the Fund pursuant to Section 9.3.1 or (ii) by the Purchasers pursuant to Section 9.4.1 and, in the case of both (i) and (ii), all of the conditions set forth in Sections 7.2 and 7.3 are satisfied other than the condition in Section 7.3.8 (and other than those that by their nature will not be satisfied until the Closing Date and those that are not satisfied solely as a result of the Purchasers not complying with their obligations under the Agreement) then the Purchasers shall pay to the Fund the Fund’s Expenses to a maximum of $2.5 million (the “Reverse Expense Fee”) within two Business Days following termination of this Agreement.

10.3.2 In the event that:

(i)	this Agreement has been terminated by the Fund pursuant to Section 9.3.2 and a Termination Fee Event has not occurred prior to such termination; or

(ii)	all the conditions set forth in Sections 7.2 and 7.3 are satisfied (other than those that by their nature will not be satisfied until the Closing Date and those that are not satisfied solely as a result of the Purchasers not complying with their obligations under the Agreement) and the Purchasers do not fulfil their obligation to consummate the Transaction by the Outside Date, then the Purchasers shall pay to the Fund a fee in the amount of $20.6 million (the “Reverse Break Fee”) within two Business Days following termination of this Agreement in the case of clause (i) above or the Outside Date in the case of clause (ii) above.

10.4 Liquidated Damages

10.4.1 In the event the Go-Shop Termination Fee or Termination Fee (and, in each case, the Purchasers Expenses) are paid to the Purchasers or the Reverse Break Fee or Reverse Expense Fee is paid to the Fund, each in accordance with this Agreement, no other amounts will be due and payable as damages or otherwise by the Fund Parties or the Purchasers, as applicable, and the Purchasers or Fund Parties, as applicable, hereby accept that the Go-Shop Termination Fee or Termination Fee (and, in ease case, the Purchasers Expenses), in the case of the Purchasers, or Reverse Break Fee or Reverse Expense Fee, as applicable, in the case of the Fund Parties, is in lieu of any damages or any other payment or remedy to which it may be entitled in the circumstances contemplated in Section 10.2 or otherwise. Each of the Purchasers and the Fund Parties, as applicable, agree that the Reverse Break Fee or Reverse Expense Fee, as applicable, in the case of the Fund Parties, and the Go-Shop Termination Fee or Termination Fee (and, in each case, the Purchasers Expenses), in the case of the Purchasers, constitutes payment of liquidated damages which are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and resulting in the termination of this Agreement and does not and will not constitute payment of a penalty. Each of the Fund Parties and the Purchasers, as applicable, irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

10.4.2 The Purchasers and the Fund Parties acknowledge and agree that if the transactions contemplated herein are not completed, the aggregate liability of the Purchasers under this Agreement and the Guarantor under the Guarantee shall not exceed $20.6 million, provided that if Section 10.3.1 is applicable, the aggregate liability of the Purchasers and the Guarantor under this Agreement shall not exceed $2.5 million. For greater certainty, the Purchasers shall not be obligated to pay more than one of the Reverse Expense Fee pursuant to Section 10.3.1 or the Reverse Break Fee pursuant to 10.3.2, as applicable, in accordance with the terms of this Agreement.

10.4.3 The Fund Parties and the Purchasers acknowledge and agree that if the transactions contemplated herein are not completed, the aggregate liability of the Fund Parties under this Agreement shall not exceed $20.6 million plus the Purchasers Expenses to a maximum of $3.5 million, provided that if Section 10.2.4 is applicable, the aggregate liability of the Fund Parties under this Agreement shall not exceed $2.5 million. For greater certainty, the Fund Parties shall not be obligated to pay more than one of the Go-Shop Termination Fee (plus Purchasers Expenses) pursuant to Section 10.2.1(i), the Termination Fee (plus the Purchasers Expenses) pursuant to Section 10.2.1(ii) or 10.2.2, or the Purchasers Expenses pursuant to Section 10.2.4 (plus, if applicable, the subsequent Termination Fee under Section 10.2.2), as applicable, in accordance with the terms of this Agreement.

10.5 Other Expenses

Other than as provided for in Section 10.2 or Section 10.3.1, each of the Purchasers and the Fund Parties shall be responsible for and bear all of its own fees, costs and expenses (including the fees and disbursements of counsel, financial advisors, accountants, actuaries, consultants and brokers, expenses of its advisors, agents and other representatives) incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated hereby; provided that if the Transaction is completed: (A) such Transaction expenses of the Fund Parties that are incurred prior to Closing shall be paid by the Purchasers concurrent with or immediately following Closing, and (B) the expenses to wind-up the Fund Parties (including the Assumed Liabilities incurred in the wind-up and termination of the applicable Fund Parties) shall be paid by the Purchaser or an affiliate of the Purchaser as soon as reasonably practicable following the delivery to the Purchaser by the Fund of documentation evidencing the incurrence of such expenses. The Fund hereby represents in favour of the Purchaser that a reasonable good faith estimate of all such wind-up expenses is included in the Disclosure Letter.

ARTICLE 11

GENERAL

11.1 Advisors

The Fund represents and warrants to the Purchasers that, with the exception of the Fund Financial Advisor, for whose fees and expenses the Fund shall be solely liable, no securityholder, trustee, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of it expenses, in connection with this Agreement or any similar transaction based upon arrangements by or on behalf of any of the Fund Parties.

11.2 Disclosure

Except as required by applicable Law or by any Governmental Entity or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other parties which shall not be unreasonably withheld or delayed. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of applicable Law or regulations.

11.3 Assignment

Each Purchaser may assign all or any part of its rights and/or obligations under this Agreement to a wholly owned Subsidiary of such Purchaser, to an affiliate of such Purchaser, or as a pledge or assignment by way of security under any financing arrangement entered into by such Purchaser or its affiliates in connection with this Agreement and the transactions contemplated hereunder, in each case without the consent of the Fund, provided that the assignee delivers to the Fund an instrument in writing executed by the assignee confirming that it is bound by and shall perform all of the obligations of such Purchaser under this Agreement as if it were an original signatory, but, if such assignment or pledge takes place, the Purchasers shall continue to be bound and liable jointly and severally with the assignee for any obligations hereunder. Notwithstanding the foregoing, the parties agree that the US Purchaser may, from and after Closing, transfer its rights and obligations under this Agreement to BBF, and the Fund Parties hereby consent to such assignment and upon the effectiveness of such assignment, BBF shall stand in the place of the US Purchaser and the US Purchaser shall no longer be bound by this Agreement, nor will it be jointly and severally liable for any obligations hereunder. This Agreement shall not be otherwise assignable by any party hereto without the prior written consent of the other parties hereto, which consent may be unreasonably withheld.

11.4 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and of Canada applicable therein (without regard to conflict of laws principles). The parties to this Agreement hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the courts of the Province of Ontario, Canada for any action, suit or proceeding arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any such action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document in accordance with Section 11.10 shall be effective service of process for any action, suit or proceeding brought in such court. The parties to this Agreement hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario, Canada and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum. Notwithstanding anything to the contrary herein, if a dispute is brought in a federal or state court in New York, New York in connection with the Debt Financing and such court makes a determination that: (i) a Material Adverse Effect has occurred since the date hereof; or (ii) the closing condition described in Section 7.3.8 has not been satisfied, then the determination by such New York federal or state court shall be final and binding on the Fund Parties and the Purchasers for all purposes hereunder, including in connection with any litigation under the laws of the Province of Ontario and of Canada.

11.5 Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement but shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date other than those which explicitly state that they shall, or that otherwise by their terms, continue following Closing. No waiver by any party shall be effective unless it is in writing.

11.6 Amendments

This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement.

11.7 Specific Performance and Other Relief

Subject to Section 10.4, it is recognized and acknowledged that a breach by the Fund Parties of any material obligations contained in this Agreement will cause the Purchasers to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, the Purchasers shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

11.8 Counterparts

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of telecopier transmission or email.

11.9 Time

Time shall be of the essence in this Agreement.

11.10 Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier or email, in the case of:

(a)	either of the Purchasers, addressed as follows:

c/o Centre Partners Management LLC 30 Rockefeller Plaza 50th Floor New York, NY 10020

Attention:	Scott Perekslis
Facsimile:	(212) 332-5801

with a copy (which shall not constitute notice) to:

Goodmans LLP 250 Yonge Street Suite 2400, Box 24 Toronto, ON M5B 2M6

Attention:	Lawrence Chernin/Allan Goodman
Facsimile:	(416) 979-1234

with a copy (which shall not constitute notice) to:

Dechert LLP 1095 Avenue of the Americas New York, NY 10036 – 6797

Attention:	Mark E. Thierfelder
Facsimile:	(212) 698-3599

(b)	the Fund Parties addressed as follows:

Connors Bros. Income Fund 80 Tiverton Court Suite 600 Markham, ON L3R 0G4

Attention:	Christopher Lischewski
Facsimile:	(858) 715-4392

with a copy (which shall not constitute notice) to:

Torys LLP Suite 3000 79 Wellington Street West Box 270, Toronto Dominion Centre Toronto, ON M5K 1N2

Attention:	Jamie D. Scarlett
Facsimile:	(416) 865-7380

or to such other address as the relevant Person may from time to time advise by notice in writing given pursuant to this Section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered before 5:00 p.m. (local time) on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

11.11 Limited Liability

11.11.1 The trustees of the Fund, in incurring any debts liabilities or obligations, or in taking or omitting any other actions for or in connection with the affairs of the Fund are, and will be conclusively deemed to be, acting for and on behalf of the Fund, and not in their own personal capacities. None of the trustees of the Fund will be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgments, costs, charges or expenses (including legal expenses) against or with respect to the Fund or in respect of the affairs of the Fund. No property or assets of the trustees of the Fund, owned in their personal capacity or otherwise, will be subject to any levy, execution or other enforcement procedure with regard to any obligations under this Agreement. No recourse may be had or taken, directly or indirectly, against the trustees of the Fund in their personal capacity including if the Fund is wound up or dissolved and its residual property is distributed to the holders of its units. The Fund will be solely liable therefor and resort will be had solely to the property and assets of the Fund for payment or performance thereof.

11.11.2 The trustees of CCT, in incurring any debts liabilities or obligations, or in taking or omitting any other actions for or in connection with the affairs of CCT are, and will be conclusively deemed to be, acting for and on behalf of CCT, and not in their own personal capacities. None of the trustees of CCT will be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgments, costs, charges or expenses (including legal expenses) against or with respect to CCT or in respect of the affairs of CCT. No property or assets of the trustees of CCT, owned in their personal capacity or otherwise, will be subject to any levy, execution or other enforcement procedure with regard to any obligations under this Agreement. No recourse may be had or taken, directly or indirectly, against the trustees of CCT in their personal capacity including if CCT is wound up or dissolved and its residual property is distributed to the holders of its units. CCT will be solely liable therefor and resort will be had solely to the property and assets of CCT for payment or performance thereof.

11.11.3 No holder of Units or any annuitant under a registered retirement savings plan, registered retirement income fund or deferred profit sharing plan of which a Unitholder acts as a trustee (an “annuitant”) as such will be subject to any personal liability whatsoever, in tort, contract or otherwise, to any party to this Agreement in connection with the obligations or the affairs of the Fund or the acts or omissions of the trustees of the Fund, whether under this Agreement or otherwise, and the parties to this Agreement will look solely to the property and assets of the Fund for satisfaction of claims of any nature arising out of or in connection therewith and the property and assets of the Fund only will be subject to levy or execution.

11.11.4 Notwithstanding anything that may be expressed or implied in the Guarantee or this Agreement, and notwithstanding the fact that the Guarantor is a partnership, by its acceptance of the benefits of this Guarantee, the Fund Parties acknowledge and agree that none of the Fund Parties or any of their respective Subsidiaries, affiliates or Unitholders has any right of recovery against, and no personal liability shall attach to, the Guarantor or the former, current or future equityholders, controlling persons, directors, officers, employees, agents, affiliates (but not including the Purchasers), advisors, representatives, members, managers, general or limited partners or assignees of the Guarantor, any of the Purchasers, or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, advisor, representative, agent or assignee of any of the foregoing (collectively, but not including Purchasers, each a “Guarantor Affiliate”), through Guarantor, any of the Purchasers, any other Person or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Guarantor, any of the Purchasers, or any other Person against any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for The Fund’s rights to recover from the Guarantor (but not any Guarantor Affiliate (including without limitation any general partner or managing member)) under and to the extent provided in the Guarantee and, to the extent any of the Fund Parties or any of their respective Subsidiaries, affiliates, or Unitholders has or obtains any such right of recovery, to the maximum extent permitted by law each of the Fund Parties hereby waives and releases (on its own behalf and on behalf of each of the aforementioned persons) each such right of recovery against the Guarantor and each Guarantor Affiliate.

11.11.5 Each of the Fund Parties hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and affiliates not to institute, in the name of or on behalf of any of the Fund Parties or any other Person, any proceeding or bring any other claim arising under, or in connection with, this Agreement, or any of the transactions contemplated hereby or otherwise relating hereto, against the Guarantor or the Guarantor Affiliates except for claims by the Fund against the Guarantor under the Guarantee (subject to the limitations described herein).

11.11.6 For greater clarity, as a result of this Section 11.11, the Purchasers acknowledge that upon any wind-up or dissolution of the Fund, the Purchasers will not have any recourse to any Person for any breach or default under this Agreement.

11.11.7 The trustees of the Fund, the Unitholders and annuitants to whom this Section 11.11 applies shall be third party beneficiaries of this Section 11.11. The provisions of this Section 11.11 are intended to be for the benefit of each such Persons, their respective heirs, successors, and assigns and their representatives.

11.12 Confidentiality

The parties acknowledge and agree that the terms of the Confidentiality Agreement shall continue in full force and effect until Closing and if the Transaction is not completed or this Agreement is terminated pursuant to Section 9.2, Section 9.3 or Section 9.4, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

11.13 Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CONNORS BROS. INCOME FUND by its attorney Connors Bros., Limited

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Executive Vice President and Chief Financial Officer

CONNORS COMMERCIAL TRUST by its attorney Connors Bros., Limited

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Executive Vice President and Chief Financial Officer

CONNORS BROS., LIMITED

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Executive Vice President and Chief Financial Officer

CLOVER LEAF SEAFOODS, LP., by its general partner Connors CL GP Ltd.

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Executive Vice President and Chief Financial Officer

CONNORS CL GP LTD.

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Executive Vice President and Chief Financial Officer

CL GP BUMBLE BEE INC.

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Executive Vice President and Chief Financial Officer

BBCL HOLDINGS L.P. by CP V CB GP, LLC, its general partner

By:	/s/ Scott Perekslis
	Name:	Scott Perekslis
	Title:	President

3231021 NOVA SCOTIA COMPANY

By:	/s/ Scott Perekslis
	Name:	Scott Perekslis
	Title:	President

SCHEDULE A

FORM OF GUARANTEE

LIMITED GUARANTEE

Limited Guarantee, dated as of September     , 2008 (this “Guarantee”), by CENTRE CAPITAL INVESTORS V, L.P. (the “Guarantor”) in favor of CONNORS BROS. INCOME FUND, an open-ended limited purpose trust formed under the laws of Ontario (the “Guaranteed Party”).

1. LIMITED GUARANTEE. To induce the Guaranteed Party to enter into that certain Business Acquisition Agreement, dated as of September     , 2008, by and among the Guaranteed Party, BBCL Holdings L.P., a Delaware limited partnership, 3231021 Nova Scotia Company, Connors Bros. Limited, a corporation incorporated under the laws of New Brunswick, Connors Commercial Trust, an open-ended limited purpose trust formed under the laws of Ontario, Connors CL GP Limited, a corporation incorporated under the laws of Canada, and CL GP Bumble Bee Inc., a corporation incorporated under the laws of Canada, and Clover Leaf Seafoods, LP, a limited partnership formed under the laws of Ontario (as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Acquisition Agreement”), the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, prompt payment and performance of the obligations of the Purchasers pursuant to Section 10.3.1 of the Acquisition Agreement or Section 10.3.2 of the Acquisition Agreement, as applicable, (together, the “Obligations”); provided that the Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party under, in respect of, or in connection with this Guarantee, the Acquisition Agreement, or any document or certificate entered into in connection herewith or therewith (together, the “Transaction Documents”) other than as expressly set forth herein. All payments hereunder shall be made in lawful money of Canada, in immediately available funds. Capitalized terms used but not defined herein shall have their respective meanings as set forth in the Acquisition Agreement.

Notwithstanding anything to the contrary in this Guarantee, the aggregate liability of Guarantor under this Guarantee shall be limited to (a) in the event that Purchasers become obligated pursuant to Section 10.3.1 of the Acquisition Agreement to make a payment to Guaranteed Party in connection with a termination of the Acquisition Agreement, a maximum of the lesser of (i) the Fund’s Expenses, and (ii) $2,500,000 (the “Expense Cap”), and (b) in the event that Purchasers become obligated pursuant to Section 10.3.2 of the Acquisition Agreement to make a payment to Guaranteed Party in connection with a termination of the Acquisition Agreement, $20.6 million (the “Reverse Break Cap”), it being acknowledged and agreed that this Guarantee may not be enforced without giving effect to the Expense Cap or the Reverse Break Cap, as applicable.

2. NATURE OF GUARANTEE. The Guarantee is an obligation for full and prompt payment, rather than a secondary guarantee of collectability.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. No amendment or modification of the Acquisition Agreement, or waiver of any of its terms, in each case in accordance with its terms, or assignment pursuant to Section 11.3 thereof, shall diminish, release, or discharge the obligations and liability of the Guarantor under the Guarantee.

4. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) it has the power and authority to execute and deliver this Guarantee and to perform its obligations hereunder, without the necessity of any act or consent of any other person whomsoever;

(b) the execution, delivery and performance of this Guarantee has been duly authorized by all necessary partnership action on the part of the Guarantor; and

(c) this Guarantee constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

5. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the other party hereto.

6. NOTICES. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Guarantee shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier or email, in the case of:

(a)	Guarantor, addressed as follows:

Centre Capital Investors V, L.P. c/o Centre Partners Management LLC 30 Rockefeller Plaza 50th Floor New York, NY 10020
Attention:	Scott Perekslis
Facsimile:	(212) 332-5801

with a copy (which shall not constitute notice) to:

Dechert LLP 1095 Avenue of the Americas New York, NY 10036
Attention:	Mark Thierfelder, Esq.
Facsimile:	(212) 698-3599

and a copy (which shall not constitute notice) to:

Goodmans LLP 250 Yonge Street Suite 2400, Box 24 Toronto, ON M5B 2M6
Attention:	Lawrence Chernin/Allan Goodman
Facsimile:	(416) 979-1234

(b)	the Guaranteed Party, addressed as follows:

Connors Bros. Income Fund 80 Tiverton Court Suite 600 Markham, ON L3R 0G4
Attention:	Christopher Lischewski
Facsimile:	(858) 715-4392

with a copy (which shall not constitute notice) to:

Torys LLP Suite 3000 79 Wellington Street West Box 270, Toronto Dominion Centre Toronto, ON M5K 1N2
Attention:	Jamie Scarlett
Facsimile:	(416) 865-7380

or to such other address as the relevant Person may from time to time advise by notice in writing given pursuant to this Section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered before 5:00 p.m. (local time) on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

7. TERMINATION. Notwithstanding anything to the contrary contained in this Guarantee, the Acquisition Agreement or any other Transaction Document, this Guarantee shall terminate and the Guarantor shall have no further obligations hereunder as of the earlier of (i) the Closing, (ii) the termination of the Acquisition Agreement in circumstances that do not give rise to a claim for payment of any Obligations by the Purchasers pursuant to either Section 10.3.1 or Section 10.3.2 of the Acquisition Agreement, (iii) the receipt in full by the Guaranteed Party of the payment obligations of the Purchasers pursuant to Section 10.3.1 of the Acquisition Agreement (as limited by the Expense Cap if that section is applicable in the circumstances), (iv) the receipt in full by the Guaranteed Party of the payment obligations of the Purchasers pursuant to 10.3.2 of the Acquisition Agreement (as limited by the Reverse Break Cap if that section is applicable in the circumstances), and (v) the three-month anniversary of any other termination of the Acquisition Agreement in accordance with its terms; provided, however that such termination shall not affect any claims under this Guarantee made by Guaranteed Party prior to such three-month anniversary. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Expense Cap or Reverse Break Cap, as applicable, or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Guarantor Affiliate with respect to the transactions contemplated by the Acquisition Agreement other than liability of the Guarantor under this Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee or any other Transaction Document, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Guarantor Affiliate shall have any liability to the Guaranteed Party with respect to the transactions contemplated by this Guarantee, the Acquisition Agreement, or any other Transaction Document.

8. NO RECOURSE.

(a) The Guaranteed Party acknowledges that the assets of Purchasers are nominal, and that no additional funds are expected to be contributed to Purchasers unless and until the Closing occurs.

(b) Notwithstanding anything that may be expressed or implied in this Guarantee, the Acquisition Agreement, or any other Transaction Document, and notwithstanding the fact that the Guarantor is a partnership, by its acceptance of the benefits of this Guarantee, the Guaranteed Party acknowledges and agrees that neither it nor any of its Subsidiaries or affiliates or Unitholders (as such terms are defined in the Acquisition Agreement) has any right of recovery against, and no personal liability shall attach to, the Guarantor or the former, current or future equityholders, controlling persons, directors, officers, employees, agents, affiliates (but not including the Purchasers), advisors, representatives, members, managers, general or limited partners or assignees of the Guarantor, any of the Purchasers, or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, advisor, representative, agent or assignee of any of the foregoing (collectively, but not including Purchasers, each a “Guarantor Affiliate”), through Guarantor, any of the Purchasers, any other Person or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Guarantor, any of the Purchasers, or any other Person against any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantor (but not any Guarantor Affiliate (including without limitation any general partner or managing member)) under and to the extent provided in this Guarantee and subject to the Expense Cap or Reverse Break Cap, as applicable, and the other limitations described herein and, to the extent the Guaranteed Party or any of its Subsidiaries, affiliates, or Unitholders has or obtains any such right of recovery, to the maximum extent permitted by law the Guaranteed Party hereby waives and releases (on its own behalf and on behalf of each of the aforementioned persons) each such right of recovery against the Guarantor and each Guarantor Affiliate.

(c) Recourse against the Guarantor under this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Subsidiaries, affiliates, and Unitholders against the Guarantor and Guarantor Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Acquisition Agreement, the other Transaction Documents or any of the transactions contemplated thereby, and it is the intent of the parties that the limitations imposed hereby shall apply regardless of theory or theories upon which recovery is sought. Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein.

(d) The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and affiliates not to institute, in the name of or on behalf of the Guaranteed Party or any other Person, any proceeding or bring any other claim arising under, or in connection with, the Acquisition Agreement, any other Transaction Document or any of the transactions contemplated thereby or otherwise relating thereto, against the Guarantor or the Guarantor Affiliates except for claims against the Guarantor under this Guarantee (subject to the Expense Cap and the Reverse Break Cap, as applicable, and the other limitations described herein).

(e) The Guaranteed Party acknowledges that the Guarantor is agreeing to enter into this Guarantee in reliance on the provisions set forth in Sections 8(a) through (d) and that such Sections shall survive termination of this Guarantee.

(f) For greater certainty, nothing in this Guarantee shall prevent or restrict the Guaranteed Party from instituting a claim or proceeding against the Purchasers under the Acquisition Agreement.

9. GOVERNING LAW; JURISDICTION. This Guarantee and all claims arising out of or relating to this Guarantee or the transactions contemplated by this Guarantee, shall be governed and construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court sitting in Manhattan or the United States District Court for the Southern District of New York, in any action or proceeding arising out of or relating to this Guarantee. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any New York state court sitting in Manhattan or the United States District Court for the Southern District. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES,

AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH 10.

11. COUNTERPARTS. This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Guarantee by facsimile shall be effective as an original.

12. MISCELLANEOUS.

(a) This Guarantee contains the entire agreement between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and Guarantor in writing.

(b) If any term or other provision of this Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Expense Cap or Reverse Break Cap, as applicable, provided in Section 1 hereof and the provisions of Sections 8, 7 and this 12(b). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Expense Cap or Reverse Break Cap, as applicable, provided in Section 1 hereof and the provisions of Sections 8, 7 and this 12(b).

(c) The parties hereto acknowledge and agree that each of the Guarantor Affiliates is an express third-party beneficiary of this Guarantee. Except for such parties, no rights are intended to be created hereunder for the benefit of any other third party donee, creditor or incidental beneficiary.

(d) The headings of any paragraph of this Guarantee are for convenience only and shall not be used to interpret any provision of this Guarantee.

(e) All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

(f) Guaranteed Party agrees that no amendment or waiver of any provision of the Acquisition Agreement shall be effective without the prior written consent of Guarantor.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

CENTRE CAPITAL INVESTORS V, L.P.

By:	Centre Partners V L.P., its general partner

By:	Centre Partners V L.L.C., its general partner

By:	Centre Partners Management LLC as Attorney-in-Fact for Centre Partners V L.L.C.

By:
	Name:	Scott Perekslis
	Title:	Managing Director

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

CONNORS BROS. INCOME FUND by its attorney Connors Bros., Limited

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

CONNORS BROS. LIMITED

By:
Name:
Title:

CLOVER LEAF SEAFOODS, L.P. by its general partner Connors CL GP Ltd.

By:
Name:
Title:

CONNORS COMMERCIAL TRUST by its attorney Connors Bros., Limited

By:
Name:
Title:

CONNORS CL GP LIMITED

By:
Name:
Title:

CL GP BUMBLE BEE INC.

By:
Name:
Title:

SCHEDULE 1.1.100

PURCHASED SHARES

1.	all of the common shares of SSI owned by CBL, being all and not less than all of the shares of SSI that are issued and outstanding (the “SSI Shares”);

2.	all of the common shares of Newco owned by CL LP, being all and not less than all of the shares of Newco that are issued and outstanding (the “Newco Shares”);

3.	2,000 shares of Sea Value Company Limited, a company organized under the laws of Thailand, that are owned by CBL (the “SV Shares”);

SCHEDULE 2.2.3

POST-CLOSING TRANSACTIONS

The following steps will be effected on the Closing Date, following the Closing, in the order set out below:

(a)	CL LP will use a portion of the cash received on the sale of Newco to repay that portion of the Credit Facilities to which it is the primary borrower.

(b)	CL LP will be dissolved. On the dissolution, CL LP will distribute its assets (consisting of cash received on the sale of the Newco shares less the repayment of its portion of the Credit Facilities) to its partners.

(c)	CCLGPL and GPBB will distribute assets (consisting of cash received on the dissolution of CL LP) to CBL by way of dividend.

(d)	The cash received by CBL in steps (b) and (c) above, in respect of the sale of the SSI Shares and SV Shares, and on the repayment of the Castleberry Notes and SSI Notes will be distributed to the Fund as a partial repayment of the indebtedness owing by CBL to the Fund. This repayment will first be applied against indebtedness that ranks in priority to other indebtedness, and shall be applied pro rata among indebtedness of equal ranking.

(e)	The Fund and CBL will amend the relevant loan documents such that the applicable interest rate in respect of any remaining indebtedness owing by CBL to the Fund shall be 0.01% per annum.

The following steps will be effected on the day that is two days following the Closing Date, in the order set out below:

(f)	If requested by the Fund prior to Closing, Trusteeco will be appointed as the sole trustee of the Fund and CCT and, concurrently therewith, all current trustees of the Fund and CCT shall resign.

(g)	The trustee or trustees of the Fund, will authorize the Fund to make a distribution on its Units, and the Fund will distribute, in cash pro rata to the Unitholders in an amount equal to the lesser of:

(i)	the cash received by the Fund from CBL pursuant to paragraph (d) above; and

(ii)	an amount (the “Tax Distribution Amount”) equal to the aggregate of (x) an amount not less than two times the amount by which the aggregate of the taxable capital gains realized or deemed to be realized by the Fund for the year exceeds the aggregate of the Fund’s allowable capital losses for the year and the Fund’s net capital losses for prior years, plus (y) any income (for greater certainty, excluding taxable capital gains) earned by the Fund in the taxation year, to the extent such amount has not previously been distributed to Unitholders in the taxation year.

(h)	The Fund will redeem all of its outstanding units (except the unit held by CBL) upon payment of an aggregate redemption price equal to that portion of the cash received by the Fund that is remaining after the completion of the step outlined in paragraph (g) above, if any.

(i)	Notwithstanding anything to the contrary in this Agreement, the sum of the payments received by the Unitholders in accordance with paragraphs (g) and (h) above, will be $8.50 on a per Unit basis less any Excess Distribution Amounts.

SCHEDULE 2.9

PRE-CLOSING TRANSACTIONS

(a)	CBL will use its Commercially Reasonable Efforts to obtain the waiver of each shareholder of Sea Value Company Limited (other than CBL) of such shareholder’s right of first refusal under Article 7 of the SV Shareholders Agreement to the extent such right is triggered by the transfer of the SV Shares to the US Purchaser; provided that if such waiver is not obtained by CBL prior to the Closing, CBL agrees to transfer immediately before Closing the SV Shares to any Permitted Transferee (as defined in the SV Shareholder Agreement) as directed by Purchasers.

(b)	Any intercompany obligations, other than that relating to the CBL 6% Notes, CBL 6% Series 2 Notes, the CBL Notes and the CBL Debt, between or among the Fund Parties and its Subsidiaries shall be eliminated, upon Purchasers’ reasonable request.

(c)	The Fund will transfer the CCT 4.5% Notes and the units of CCT owned by the Fund, being all and not less than all of the units of CCT issued and outstanding, to CBL in consideration for a secured demand promissory note with a principal amount equal to the fair market value of such notes and units, bearing interest at 0.01% (the “CBL Note”).

(d)	CCT will transfer its interest in CL LP and the shares it owns of CCLGPL to CBL as a repayment in full of the CCT 4.5% Notes; and (ii) as a distribution on the units of CCT.

(e)	CL LP will incorporate Newco. The incorporation documents of Newco shall be satisfactory to Purchasers in their reasonable discretion. Newco will obtain a business number with the Canada Revenue Agency and will become a registrant for the purposes of GST and QST.

(f)	CL LP will transfer all of its assets, including the shares of KCR Fisheries Ltd. and 6162410 Canada Limited owned by it (collectively, the “CL LP Assets”) to Newco. In consideration for the transfer of the CL LP Assets, Newco will (i) assume all of CL LP’s liabilities (to the extent such liabilities constitute Assumed Liabilities) other than any portion of the Credit Facilities; and (ii) issue 100 common shares to CL LP.

(g)	CCLGPL will transfer all of its assets (other than its interest in CL LP) (the “CCLGPL Assets”) to Newco. In consideration for the transfer of the CCLGPL Assets, Newco will pay to CCLGPL $1.00 in cash.

(h)	CL LP and Newco will jointly execute an election pursuant to subsection 85(2) of the ITA (and any provincial equivalent) with respect to the transfer of the CL LP Assets. CL LP and Newco will agree on an elected amount (the “Section 85 Elected Amount”) within the prescribed time periods, determined by Purchasers, acting reasonably, in consultation with the Fund, CBL and CL LP.

(i)	CL LP and Newco will jointly execute an election to have the provisions of subsection 167(1) of the Excise Tax Act (Canada) and, if applicable, section 75 of the Quebec Sales Tax Act (Quebec), apply to the sale of the CL LP Assets to Newco. CL LP and Newco will take all necessary actions in order to complete and file a joint election as provided in subsection 167(1) of the Excise Tax Act (Canada) and, if applicable, section 75 of the Quebec Sales Tax Act (Quebec), on or before the date on which CL LP must submit its GST return for the reporting period in which this transaction occurs.

(j)	CL LP and Newco will jointly execute, and each of them will file promptly following the transfer of CL LP Assets to Newco, an election under section 22 of the ITA (and other provincial equivalents) in respect of any accounts receivables transferred to Newco as a result of the transfer of the CL LP Assets, designating in such election the applicable portions of the Section 85 Elected Amount relating to such accounts receivable, such portions which will be agreed upon in a commercially reasonable manner.

(k)	CL LP and Newco may, at the sole discretion of the Purchaser, jointly execute an election within the prescribed time limits, under subsection 20(24) of the ITA (and other provincial equivalents) in respect of any obligations of CL LP and to which paragraphs 12(1)(a) and 12(1)(e) of the ITA apply.

(l)	CBL will purchase 1 unit of the Fund for cash consideration or $8.50.

SCHEDULE 7.3.6

FORM OF

SECTION 1445 CERTIFICATE

BY

[TARGET NAME]

[DATE]

This certificate is being provided to [REQUESTER’S NAME] (the “[NAME]), pursuant to [NAME]’s request that is being made in connection with transfers of interests in the [TARGET NAME] (the “Company”) by various non-US persons.

This certificate is to inform [NAME] so that it can then determine whether withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will be required with respect to amounts paid to the non-US person as consideration for the transfer of an interest in the Company. The determination of whether withholding is required in connection with such transfers is dependent upon the status of the Company under Code Section 897. The undersigned hereby certifies the following on behalf of the Company.

1. The Company is not, nor has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding company” as that term is defined in Section 897(c)(2) of the Code.

2. The Company’s address is ■.

3. The Company’s U.S. taxpayer identification number is ■.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is correct, and I further declare that I have authority to sign the certification on behalf of the Company.

Date:             , 2008.

[COMPANY NAME]

By:
Name:
Title: